CONFORMED COPY




                         MCBRIDE CONTRIBUTION AGREEMENT


                                     Between

                  AMERICAN REAL ESTATE INVESTMENT CORPORATION,
                      AMERICAN REAL ESTATE INVESTMENT, L.P.


                                       And


                           THE OTHER PARTIES LISTED ON
                      THE SIGNATURE PAGES OF THIS AGREEMENT



                           Dated as of August 20, 1997




THE SECURITIES OFFERED AND SOLD HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISK OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                                TABLE OF CONTENTS

                                                                            Page

1.    CONTRIBUTION...........................................................  1

2.    CONTRIBUTION; LP UNITS.................................................  4
            (a)  General.....................................................  4
            (b)  Contribution Consideration..................................  4
            (c)  Issuance of LP Units and Common Stock.......................  5
            (d)  Transfer Restrictions.......................................  6
            (e)  Lock-Up Period..............................................  6

3.    CLOSING................................................................  7

4.    PROPERTY INSPECTION....................................................  7
            (a)  General.....................................................  7
            (b)  Condition...................................................  7
            (c)  Environmental Reports.......................................  8
            (d)  Refinancing Properties...................................... 10

5.    TITLE AND SURVEY MATTERS............................................... 10
            (a)  Conveyance of Title......................................... 10
            (b)  Title Commitments........................................... 10
            (c)  Surveys..................................................... 11
            (d)  UCC Searches................................................ 12
            (e)  Defects and Cure............................................ 12

6.    REPRESENTATIONS AND WARRANTIES......................................... 12
      6.1   McBride Contributor and the Partnerships......................... 12
            (a)  Organization................................................ 12
            (b)  Authority................................................... 13
            (c)  Other Rights................................................ 13
            (d)  Defaults.................................................... 13
            (e)  Contracts................................................... 13
            (f)  Employees................................................... 14
            (g)  Compliance with Laws and Codes.............................. 14
            (h)  Litigation.................................................. 14
            (i)  Insurance................................................... 15
            (j)  Financial Information....................................... 15
            (k)  Re-Zoning................................................... 15
            (l)  Personal Property........................................... 15
            (m)  Real Estate Taxes........................................... 15
            (n)  Taxes....................................................... 16
            (o)  Transfer Taxes.............................................. 16
            (p)  Easements and Other Agreements.............................. 16
            (q)  Lease Controversies......................................... 16



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                                                                            Page

            (r)  United States Person........................................ 17
            (s)  Bulk Sales.................................................. 17
            (t)  Existing Mortgage(s)........................................ 17
            (u)  Condemnation................................................ 17
            (v)  Disclosure.................................................. 17
            (w)  Partnership Interests and Minority Partnership Interests.... 18
            (x)  Remaining Assets and Liabilities............................ 18
            (y)  Source of Income............................................ 18
            (z)  Income from Prohibited Transactions......................... 18
            (aa) Partnership Status.......................................... 18
      6.2   Investment Representation........................................ 18
      6.3   Survival......................................................... 19
      6.4   Indemnification.................................................. 19
      6.5   No Personal Recourse............................................. 19

7.    ADDITIONAL COVENANTS................................................... 19
      7.1   Additional Covenants of the McBride Contributor and the
               Partnerships.................................................. 19
            (a)  New Leases.................................................. 20
            (b)  New Contracts............................................... 20
            (c)  Insurance................................................... 20
            (d)  Operation of Properties..................................... 20
            (e)  Pre-Closing Expenses........................................ 20
            (f)  Good Faith.................................................. 20
            (g)  No Assignment............................................... 21
            (h)  Availability of Records..................................... 21
            (i)  Change in Conditions........................................ 21
            (j)  Tax Items................................................... 21
            (k)  Financial Statements........................................ 22
            (l)  2 Volvo Drive Remediation................................... 22
      7.2   Additional Covenants of the Company.............................. 22
            (a)  Section 1031 Exchanges of Properties........................ 22
            (b)  Guarantee of Indebtedness................................... 22

8.    ENVIRONMENTAL WARRANTIES AND AGREEMENTS................................ 22

9.    LEASES-REPRESENTATIONS WITH RESPECT THERETO............................ 23
            (a)  Representations as to Leases................................ 23
            (b)  Estoppel Certificates from Tenants.......................... 25

10.   CONDITIONS PRECEDENT TO CLOSING........................................ 26
            (a)  Pending Actions............................................. 26
            (b)  Zoning...................................................... 26
            (c)  Flood Insurance............................................. 26
            (d)  Utilities................................................... 26
            (e)  Pay-Off Letters............................................. 26



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



                                                                            Page

            (f)  Bankruptcy.................................................. 26
            (g)  Representations and Warranties True......................... 26
            (h)  Covenants Performed......................................... 27
            (i)  Material Adverse Effect..................................... 27
            (j)  Title to the Properties..................................... 27
            (k)  New Jersey Environmental Clearance.......................... 27
            (l)  Closing Deliveries.......................................... 27
            (m)  Acquisition Portfolio....................................... 27
            (n)  Common Stock Recipient Lock-Up Letters...................... 27
            (o)  Master Investment Agreement................................. 27

11.   CLOSING DELIVERIES..................................................... 27
      11.1  McBride Contributor.............................................. 27
            (a)  Deeds....................................................... 27
            (b)  Bill of Sale................................................ 28
            (c)  General Assignment.......................................... 28
            (d)  Assignment of Contracts..................................... 28
            (e)  Assignment of Partnership Interests......................... 28
            (f)  Assignment of Leases and Estoppel Certificates.............. 28
            (g)  Keys........................................................ 28
            (h)  Affidavit of Title and ALTA Statement....................... 28
            (i)  Letters to Tenants.......................................... 29
            (j)  Title Policies and Surveys.................................. 29
            (k)  Original Documents.......................................... 29
            (l)  Plans and Specifications.................................... 29
            (m)  Tax Bills................................................... 29
            (n)  Entity Transferor Certificate............................... 29
            (o)  Rent Roll................................................... 29
            (p)  Bulk Sales Affidavit........................................ 29
            (q)  Pay-Off Letters............................................. 29
            (r)  Certificates of Occupancy................................... 29
            (s)  ISRA Compliance............................................. 29
            (t)  Employment Agreement........................................ 30
            (u)  Other....................................................... 30
      11.2  Acquiror......................................................... 30
            (a)  Warrants.................................................... 30
            (b)  Assignment of Contracts..................................... 30
            (c)  Assignment of Leases........................................ 30
            (d)  Contract Notices............................................ 30
            (e)  Employment Agreement........................................ 30
            (f)  Other....................................................... 30

12.   PRORATIONS AND ADJUSTMENTS............................................. 30

13.   DESTRUCTION, LOSS OR DIMINUTION OF PROPERTIES.......................... 32



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14.   SUCCESSORS AND ASSIGNS................................................. 33

15.   NOTICES................................................................ 34

16.   BENEFIT................................................................ 34

17.   TENANTS IN DEFAULT..................................................... 34
            (a)  Applicability of Provision.................................. 34
            (b)  Acquiror's Rights........................................... 34

18.   TERMINATION............................................................ 35
            (a)  Termination................................................. 35
            (b)  Effect of Termination....................................... 35

19.   MISCELLANEOUS.......................................................... 35
            (a)  Entire Agreement............................................ 35
            (b)  Governing Law............................................... 35
            (c)  Partial Invalidity.......................................... 35
            (d)  Expenses.................................................... 35
            (e)  Counterparts................................................ 35
            (f)  Jurisdiction................................................ 35

            THIS MCBRIDE CONTRIBUTION AGREEMENT (this "Agreement") is made and entered into as of August 20, 1997, by and between MCBRIDE HUDSON BAY, L.P. (the "McBride Contributor"), the entities reflected on the signature pages hereto as "The Partnerships" (the "Partnerships"), AMERICAN REAL ESTATE INVESTMENT CORPORATION, a Maryland corporation (the "Company"), and AMERICAN REAL ESTATE INVESTMENT, L.P., a Delaware limited partnership ("Acquiror"). Capitalized terms used in this Agreement and not otherwise defined have the meanings specified in the Master Investment Agreement dated as the date hereof, by and among the Company, Acquiror, the McBride Contributor, the Partnerships and the other parties thereto (the "Master Investment Agreement").


                                   RECITALS

            A. The McBride Contributor desires to contribute or cause to be contributed the Partnership Interests, the Fee Properties, if any, the Cash Contribution and the Optional Cash Contribution, if any (all as defined below) to Acquiror in exchange for the Contribution Consideration (as defined below).

            B. The McBride Contributor desires to cause to be contributed the Minority Partnership Interests (as defined below) to the Company in exchange for the Common Stock Amount (as defined below).

            C. The McBride Contributor is a party to the Master Investment Agreement and the contribution by the McBride Contributor pursuant to this Agreement is among the transactions contemplated by the Master Investment Agreement.


                                   AGREEMENT

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


      1. CONTRIBUTION At Closing, the McBride Contributor shall contribute and convey to the Acquiror, and the Acquiror shall accept and assume from the McBride Contributor, for the Contribution Consideration, and pursuant to the terms and subject to the conditions set forth in this Agreement, all of the McBride Contributor's right, title and interest in and to the Partnership Interests, the Fee Properties, if any, the Cash Contribution and the Optional Cash Contribution, if any. The contribution and conveyance of the Partnership Interests, the Fee Properties, if any, the Cash Contribution and the Optional Cash Contribution, if any, shall be made subject to the Assumed Indebtedness (as defined below). At Closing, the McBride Contributor shall cause to be contributed and conveyed to the Company, and the Company shall accept and assume, for the Common Stock Amount, and pursuant to the terms and subject to the conditions set forth in this Agreement, all of the right, title and interest in and to the Minority Partnership Interests.

      For purposes of this Agreement:

            (a) "Acquisition Contracts" means the contracts or letters of intent to acquire the Acquisition Properties, which contracts are listed in Schedule
2.07 to the Management Contribution Agreement.

            (b) "Acquisition Portfolio" means the (i) Acquisition Contracts for those Acquisition Properties which are not acquired prior to Closing, (ii) any Acquisition Property which is acquired prior to Closing, and (iii) the cash proceeds from the sale of any Disposition Property (to the extent such proceeds have not been used to purchase an Acquisition Property) plus additional cash if necessary, in each case held by the Partnerships. It being understood that, at any time prior to the date which is 5 business days prior to the Exercise Date (as defined in the Stock Purchase Agreement), if the McBride Contributor determines that the closing of the sale of the Disposition Property known as 45 Barbour Pond Road will occur after the Closing Date, then the McBride Contributor may propose to contribute such Disposition Property hereunder, and Acquiror may then accept such contribution, subject to its due diligence and in its sole reasonable discretion, in lieu of cash otherwise included in (iii) above.

            (c) "Acquisition Properties" means the properties that are the subject of the Acquisition Contracts, which properties are listed in Part A of
Schedule 1(c).

            (d)   "Assumed Indebtedness" means the indebtedness described in
Schedule 1(d).

            (e) "Books and Records" means all files, documents, instruments, papers, books and records relating to the business or condition of the McBride Contributor and the Partnerships, including without limitation financial statements, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts (as defined herein), Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

            (f) "Cash Contribution" means $2.0 million (which will be contributed by Hudson Bay to the McBride Contributor prior to Closing or, at the direction of the McBride Contributor, to the Acquiror at Closing) in cash to be contributed to the Acquiror by or on behalf of the McBride Contributor at the Closing.

            (g) "Disposition Properties" means those Properties listed on
Schedule 1(g) which are currently owned in fee simple by the Partnerships and which such Partnerships intend to dispose of prior to or after the Closing.

            (h) "Fee Properties" means the Properties to be contributed in fee simple to the Acquiror at Closing by or on behalf of the McBride Contributor and identified in Schedule 1(h).

            (i) "knowledge" of the McBride Contributor and the Partnerships means, with respect to any representation and warranty, the current actual knowledge of David McBride, Michael McBride, Peter McBride and Timothy McBride.

            (j) "LP Unit Recipients" means those partners of the McBride Contributor (or beneficial owners of such partners) who will ultimately receive or beneficially own LP Units or Conversion Shares upon dissolution of the McBride Contributor.

            (k) "Material Adverse Effect" means an adverse effect on the condition, financial or otherwise, or on the earnings, assets, business affairs or business prospects of the McBride Contributor,



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the Partnerships or the Properties which would be material to the McBride
Contributor, the Partnerships and the Properties, taken as a whole.

            (l) "Minority Partnership Interests" means the up to 1% ownership interests in the Partnerships listed in Schedule 1(l) to be owned and held directly or indirectly by one or more owners of such Partnerships prior to Closing and contributed to the Company at Closing, as described in Schedule 1(l).

            (m) "Operating Statements" mean all income and expense statements and year-end financial operating statements for the Partnerships and the Properties for calendar years 1994, 1995 and 1996 and for the first and second quarters of 1997.

            (n) "Partnerships" means those certain partnerships, corporations and limited liability companies listed in Schedule 1(n), which own, or will own prior to Closing, the Properties and the Acquisition Portfolio.

            (o) "Partnership Interests" means the ownership interests in the Partnerships to be owned and held by or on behalf of the McBride Contributor prior to Closing and contributed to the Acquiror at Closing, as described in Part A of Schedule 1(o).

            (p) "Partnership Properties" means those Properties owned in fee simple (or by way of leasehold interest in the case of 88 Mary Street) by the Partnerships and identified in Part A of Schedule 1(p).

            (q) "Properties" means the Fee Properties and the Partnership Properties, including: (i) the parcels of land described in Part A of Schedule 1(q) (collectively, the "Land"), together with all strips, gores, rights, easements and interests appurtenant thereto, including, but not limited to, all right, title and interest of the McBride Contributor, each Partnership or any other person contributing such Land to the Acquiror on behalf of the McBride Contributor in and to any islands, alleys, drives, streets or other public ways adjacent to the Land and any water or mineral rights owned by, or leased to, the McBride Contributor, each Partnership or such other person; (ii) all improvements located on, over or below the Land, including, but not limited to, the buildings thereon (the "Buildings"), and all other structures, systems, and utilities associated with, and utilized in the ownership and operation of the Buildings (all such improvements being collectively referred to herein as the "Improvements"), but excluding improvements and structures, systems and utilities, if any, owned by Tenants and subtenants of the Buildings; (iii) all right, title and interest of the McBride Contributor, each Partnership and such other person in and to all tangible personal property (x) located on or in the Land or Improvements, or (y) used in connection with the operation and maintenance of any or all of the Properties, but not including personal property subject to equipment leases, (collectively, the "Personal Property"); (iv) all building materials, supplies, hardware, carpeting and other inventory owned by the McBride Contributor, each Partnership and such other person and maintained in connection with the McBride Contributor's, each Partnership's and such other person's ownership and operation of the Land and/or Improvements (collectively, the "Inventory"); (v) the McBride Contributor's, each Partnership's and such other person's interest in all goodwill, trademarks, tradenames, property owners' associations, architectural control boards, development agreements, development rights and entitlements, claims against third parties and other intangible property used or useful in connection with the foregoing (collectively, the "Intangible Personal Property"); and (vi) the McBride Contributor's, each Partnership's and such other person's



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interest in all leases and other agreements to occupy all or any portion of the
Land and/or Improvements in effect on the date hereof or into which either the McBride Contributor, any Partnership or any such person enters prior to Closing, but pursuant to the express terms of this Agreement (collectively, the "Leases").

            (r) "Remedial Action" shall mean any and all corrective or remedial action, preventative measures, response, removal, transport, disposal, clean-up, abatement, treatment and monitoring of Hazardous Materials or Environmental Issues, whether voluntary or mandatory, and includes all studies, assessments, reports or investigations performed in connection therewith to determine if such actions are necessary or appropriate (including investigations performed to determine the progress or status of any such actions), all occurring on or after the date hereof.

            (s) "Remedial Costs" shall include all costs, liabilities, expenses and fees incurred on or after the date of this Agreement in connection with Remedial Action, including but not limited to: (i) the fees of environmental consultants and contractors; (ii) reasonable attorneys' fees (including compensation for in-house and corporate counsel provided such compensation does not exceed customary rates for comparable services); (iii) the costs associated with the preparation of reports, and laboratory analysis (including charges for expedited results if reasonably necessary); (iv) regulatory, permitting and review fees; (v) costs of soil and/or water treatment (including groundwater monitoring) and/or transport and disposal; and (vi) the cost of supplies, equipment, material and utilities used in connection with Remedial Action.

            (t) "Rent Roll" means the rent roll for the Buildings, indicating all Leases, Tenants and other pertinent information.

            (u) "Tenants" mean all of the tenants of the Properties listed on the Rent Roll.

            (v) "Transaction Agreements" means the Master Investment Agreement, the Merger Agreement, the Stock Purchase Agreement, the Management Contribution Agreement and all agreements and documents to be delivered by Acquiror, the Company and the Investors in connection with the transactions contemplated by this Agreement and the Master Investment Agreement.

      2.    CONTRIBUTION; LP UNITS

            (a) General. Acquiror's sole general partner is the Company. The Company is a real estate investment trust whose common stock is traded on the American Stock Exchange (the "AMEX").

            (b)   Contribution Consideration.

                  (i) The aggregate consideration to be paid to the McBride
            Contributor by Acquiror and the Company for the Partnership Interests, the Fee Properties, if any, the Cash Contribution and the Optional Cash Contribution, if any (the "Contribution Consideration") shall consist of that number of LP Units (as defined below) (the "Total LP Unit Amount") that equals the aggregate of the amounts set forth in the next succeeding sentence (the "Total LP Unit Value") divided by the Per Unit Purchase Price. The Total LP Unit Value shall equal (A) the sum of the "Allocated Amounts" assigned



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




            to all of the Fee Properties, if any, and Partnership Interests, as provided on Part A of Schedule 2(b)(i)-A, subject to adjustment as provided below; minus (B) the sum of the Assumed Indebtedness with respect to all Properties, as reflected in Part A of Schedule 2(b)(i)-B, subject to adjustment as provided below; minus (C) any prorations described in Paragraph 12 ("Prorations") and credited, as of the Closing Date (as defined below), to Acquiror; plus (E) any Prorations credited, as of the Closing Date, to the McBride Contributor; minus (F) any other adjustments described in this Agreement ("Adjustments") occurring on or prior to the Closing Date in favor of Acquiror; plus (G) any Adjustments occurring on or prior to the Closing Date in favor of the McBride Contributor; and plus
            (H) the Cash Contribution and the Optional Cash Contribution, if any. If any Property is excluded from the transactions provided for in this Agreement, the Allocated Amounts and the Assumed Indebtedness shall be adjusted based on the respective amounts thereof that are allocated on Part A of Schedule 2(b)(i)-A and Part A of Schedule 2(b)(i)-B to that Property.

                  (ii) If the calculation of the Total LP Unit Amount in
            accordance with the foregoing provisions would result in a fraction of an LP Unit being delivered to the McBride Contributor, then the Total LP Unit Amount shall be rounded to the nearest whole number of LP Units. The Fee Properties are to be contributed to Acquiror subject to the corresponding items of Assumed Indebtedness. Provided that all conditions precedent to Acquiror's obligations to close as set forth in this Agreement (collectively, "Acquiror's Conditions Precedent") have been satisfied and fulfilled, or waived in writing by Acquiror, the Contribution Consideration shall be paid to the McBride Contributor at Closing pursuant to Subparagraph 2(c).

                  (iii) The McBride Contributor will have the right to elect, at any time after the date of this Agreement and until Exercise Date, to make an additional contribution to Acquiror of an aggregate of up to $2.6 million of cash (which may be contributed through Partnership Interests and may be in the form of one or more Acquisition Properties)(the "Optional Cash Contribution"), in consideration for the issuance to the McBride Contributor of additional LP Units at the Closing.

                  (iv) The parties acknowledge that the McBride Contributor (or any Partnership) may close on one or more of the Acquisition Properties prior to the Closing Date. If that happens, such Acquisition Properties shall become part of the Acquisition Portfolio and the Allocated Amounts and the Assumed Indebtedness shall be adjusted to reflect the new amounts that are to be allocated to those Acquisition Properties.

                  (v) The aggregate consideration to be paid to the holders of the Minority Partnership Interests by the Company for the Minority Partnership Interests (the "Common Stock Amount") shall consist of that number of shares of Common Stock that equals the sum of the Allocated Amounts assigned to such Minority Partnership Interests, as provided in Schedule 2(b)(v), divided by the Per Share Purchase Price.

            (c)   Issuance of LP Units and Common Stock.




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




                  (i) Units of limited partnership interest in Acquiror (the "LP
            Units") equalling the Total LP Unit Amount shall be issued and delivered at Closing to the McBride Contributor. The LP Units shall be exchangeable at the option of the holders thereof for shares ("Conversion Shares") of the common stock, par value $.001 per share (the "Common Stock"), of the Company as provided in Acquiror's Amended and Restated Partnership Agreement (as defined in the Master Investment Agreement).

                  (ii) Notwithstanding the foregoing, an amount equal to 5% of the LP Units otherwise issuable to the McBride Contributor hereunder, shall be issuable and held in escrow until after the date on which all post-Closing adjustments and Prorations have been finalized, which shall occur no later than 90 days after the Closing Date, and all amounts payable by the McBride Contributor in respect of those adjustments have been paid in full. Any such amounts remaining unpaid after 15 days following the date the adjustments were finalized may at Acquiror's discretion be applied against those LP Units at the Per Unit Purchase Price. Any distributions made in respect of such LP Units during the period when such LP Units are held in escrow will also be held in escrow and will be released to the McBride Contributor only when the LP Units in respect of which such distributions were made are so released.

                  (iii) Shares of Common Stock equalling the Common Stock Amount shall be issued and delivered at Closing, in the names of and for distribution to those Common Stock recipients set forth on Schedule 2(c)(iii) (the "Common Stock Recipients"). Such shares of Common Stock will be registered under the Securities Act.

            (d) Transfer Restrictions. The McBride Contributor agrees that it or any LP Unit Recipient may only sell, transfer, assign, pledge or encumber, or otherwise convey any or all of the LP Units delivered to it in connection with this transaction and, if applicable, any Conversion Shares in strict compliance with this Agreement, the Amended and Restated Partnership Agreement, the charter documents of the Company, the registration and other provisions of the Securities Act (and the rules promulgated thereunder), any state securities laws, and the rules of the AMEX, in each case as may be applicable. Holders of LP Units (and Conversion Shares issuable in respect of such Units) shall have the registration rights with respect to those Conversion Shares set forth in the Amended and Restated Partnership Agreement.

            (e) Lock-Up Period. The McBride Contributor agrees that (i) for a period of two years following the Closing (the "Lock-Up Period") it shall not, in any way or to any extent, redeem (pursuant to the Amended and Restated Partnership Agreement or otherwise), sell, transfer, assign, or (without Acquiror's consent which shall not be unreasonably withheld) pledge or encumber, or otherwise convey, any or all of the LP Units or Conversion Shares, as the case may be, delivered to the McBride Contributor in connection with this transaction; and (ii) not more than 25% of the initial number of LP Units or Conversion Shares owned by it or an LP Unit Recipient, as the case may be, may be sold by it or by such LP Unit Recipient in the three-month period immediately following the Lock-Up Period, and an additional 25% of such LP Units and Conversion Shares may be sold in each three-month period thereafter (so that all LP Units and Conversion Shares may be sold after the third anniversary of the Closing Date); provided that transfers may be made, subject to the restrictions hereof and under the Amended and Restated Partnership Agreement, to Permitted Transferees. At Closing, the McBride Contributor will cause each Common Stock Recipient to agree, in form and substance reasonably satisfactory to the Company (the "Common Stock Recipient Lock-Up Letters"), that
(i) for the Lock-Up Period it shall not, in any way or to any extent, sell, transfer, assign, pledge or encumber, or otherwise convey, any or all of the shares of Common Stock delivered to it in connection with this transaction; and
(ii) not more than 25% of the initial number of shares of Common Stock owned by it may be sold by it in the three-month period immediately following the Lock-Up Period, and an additional 25% of such shares may be sold in each three-month period thereafter (so that all of such shares may be sold after the third anniversary of the Closing Date); provided that transfers may be made, subject to the restrictions hereof, to Permitted Transferees. The term "Permitted Transferee," with respect to the McBride Contributor and any LP Unit Recipient or Common Stock Recipient, shall mean any other LP Unit Recipient or Common Stock Recipient, as the case may be, and such recipient's spouse; a parent or lineal descendant (including an adopted child) of a parent, or the spouse of a lineal descendant of a parent; a trustee, guardian or custodian for, or an executor, administrator or other legal representative of the estate of, such recipient, or a trustee, guardian or custodian for a Permitted Transferee of such recipient; the trustee of a trust (including a voting trust) for the benefit of such recipient; and a corporation, partnership or other entity of which such recipient and Permitted Transferees of such recipient are the beneficial owners of a majority in voting power of the equity, and, in the case of an LP Unit Recipient, who (i) is an accredited investor (as defined in Rule 501 under the Securities Act); and (ii) agrees in writing in an instrument reasonably acceptable to Acquiror to be bound by the restriction on transfer of the LP Units and Conversion Shares contained in this Agreement and by the obligations contained in the indemnification provisions in Section 6.02 of the Master Investment Agreement, provided that such obligation shall be limited to the LP Units, Conversion Shares or shares of Common Stock actually received by such Permitted Transferee, and such Permitted Transferee shall not be liable for money damages or otherwise.

      3. CLOSING. The contribution of the Partnership Interests, the Fee Properties, if any, the Cash Contribution, the Optional Cash Contribution, if any, and of the Minority Partnership Interests, and delivery of the Contribution Consideration and Common Stock Amount contemplated herein shall be consummated at the Closing, which will take place at the place and at the time on the Closing Date designated in the Master Investment Agreement. At the Closing, there shall also be delivered to the Company, the Acquiror and the McBride Contributor the certificates and other documents and instruments required to be delivered under this Agreement and under the Master Investment Agreement.

      4.    PROPERTY INSPECTION

            (a) General. Acquiror confirms that as of the date hereof, but without limiting any specific warranty, representation or condition set forth in this Agreement and except as otherwise set forth below in this Paragraph 4, there are no further contingencies for Acquiror's studies, investigations, evaluations and inspections of the Properties.

            (b) Condition. As a material inducement to the McBride Contributor and the Partnerships to execute this Agreement, Acquiror acknowledges and agrees that, except for the various express warranties, representations and conditions of the McBride Contributor and the Partnerships set forth in this Agreement and for the various express warranties, representations and conditions of the McBride Contributor and the Partnerships in the Master Investment Agreement, or in any other documents, instruments or agreements now or hereafter to be executed or delivered by the McBride Contributor or any or all of the Partnerships and delivered to Acquiror pursuant to the provisions of this Agreement or the Master Investment Agreement (collectively, the "McBride Contributor Documents"), the Partnership Interests, the Properties and the Acquisition Portfolio will be purchased by Acquiror and the Minority Partnership Interests will be purchased by the Company "AS IS" and "WHERE IS" and with all faults, on the basis of Acquiror's own independent investigation. Except as expressly set forth in this Agreement or the McBride Contributor Documents, the McBride Contributor and the Partnerships have not made, do not make, and have not authorized anyone else to make any representation as to the present or future physical condition, value, presence or absence of Hazardous Materials, financing status, leasing, operation, use, tax status, income and expenses or any other matter or thing pertaining to the Properties, and Acquiror acknowledges that no such representation or warranty has been made and that in entering into this Agreement it does not rely on any representation or warranty other than those expressly set forth in this Agreement or in the McBride Contributor Documents. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE MCBRIDE CONTRIBUTOR DOCUMENTS, THE MCBRIDE CONTRIBUTOR AND THE PARTNERSHIPS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTIES OR THE ACQUISITION PROPERTIES. The McBride Contributor and the Partnerships shall not be liable for or bound by any verbal or written statements, representations, real estate broker's "setups" or information pertaining to the Properties or the Acquisition Properties furnished by any real estate broker, agent, employee, servant or any other person unless the same are specifically set forth in this Agreement or in the McBride Contributor Documents. The provisions of this Paragraph 4(b) shall survive the Closing.

            (c) Environmental Reports. Schedule 4(c) contains a list of each report delivered or made available by the McBride Contributor and the Partnerships to the Acquiror with regard to so-called "Phase I" or "Phase II" environmental inspections and assessments performed prior to the date hereof, and/or a description of any known environmental problem, at the Properties (the "Delivered Assessments"). The McBride Contributor and the Partnerships represent and warrant that the Delivered Assessments are the only environmental assessments in the possession of the Partnerships or the McBride Contributor with regard to the Properties. The parties acknowledge that EMG has been retained to perform Phase I environmental inspections or assessments at the Properties after the date of this Agreement and prior to the fifteenth business day prior to the Closing Date. The McBride Contributor shall deliver or cause to be delivered to Acquiror all reports prepared in connection with those subsequent assessments ("Subsequent Assessments"). If any Subsequent Assessment indicates that there exists at any Property any presence of or contamination by Hazardous Materials (i) which have, in the reasonable judgment of Acquiror, a material adverse effect on the value of such Property, (ii) which were not disclosed in the Delivered Assessments and (iii) for which Remedial Action (as defined herein) is necessary in order for such Property to be in the same condition with regard to environmental matters as was reflected in the Delivered Assessments (such condition or contamination being referred to as an "Environmental Issue"), then the following will apply:

                  (i) Environmental Issue Notice. Acquiror shall give written notice of the existence of any Environmental Issues (the "Environmental Issue Notice") to the McBride Contributor not later than September 10, 1997 (which date shall be extended for any Property for which a Subsequent Assessment is not delivered at least 5 business days prior to September 10, 1997 to the date which shall be 5 business days after delivery thereof)(the "Approval Date"). The Environmental Issue Notice shall specify, in reasonable detail, the Environmental Issue and the scope of proposed Remedial Action. Notwithstanding the foregoing, the McBride Contributor shall be and remain liable hereunder, as and to the extent elsewhere provided in this Agreement, for any breach of warranty or representation relating to the existence of any Environmental Issue existing as of the date of this Agreement or the Closing Date, and not detected in the Delivered Assessments or the Subsequent Assessments.

                  (ii) McBride Contributor Mitigation Option. After the delivery of the Environmental Issue Notice, the McBride Contributor may, within the 10 day period following such delivery, send a written notice to Acquiror ("McBride Contributor Remediation Notice") of its election to cause the Acquiror to correct and remediate the noted Environmental Issues, at the McBride Contributor's sole cost and expense ("McBride Contributor Mitigation Option"), in which event:
            (A) the terms and provisions of this Agreement shall remain in full force and effect, and (B) Acquiror may deposit into an escrow with the Title Company (a "Remediation Escrow") a number of LP Units which would otherwise be delivered to the McBride Contributor at Closing equal in value to the reasonably anticipated Remedial Costs (as defined herein). The McBride Contributor will pay all costs and expenses incurred subsequent to Closing in connection with Remedial Action at those Properties with respect to which the McBride Contributor delivered a McBride Contributor Remediation Notice. The escrowed LP Units in the Remediation Escrow shall be delivered to the McBride Contributor or its designee upon completion of such Remedial Action. Any distributions made in respect of such LP Units during the period when such LP Units are held in escrow will also be held in escrow and will be released to the McBride Contributor only when the LP Units in respect of which such distributions were made are so released. In the event LP Units are escrowed pursuant to this Subparagraph 4(c), then at Closing, Acquiror and the McBride Contributor shall enter into a remediation escrow and disbursement agreement reasonably and mutually satisfactory to Acquiror, the McBride Contributor and their respective counsel.

                  (iii) Remediation To Be Performed by Acquiror. If the Closing
            occurs hereunder, all Remedial Action at those Properties with respect to which the McBride Contributor delivered a McBride Contributor Remediation Notice shall be undertaken by Acquiror or its agents or contractors, and the McBride Contributor shall not be responsible for conducting such Remedial Action; provided, however, that the McBride Contributor liability pursuant to the indemnification set forth in the Master Investment Agreement is in addition to, and not replaced or limited by, the terms of this Subparagraph 4(c). For purposes of this Subparagraph 4(c) the "reasonably anticipated Remedial Costs" shall be the good faith estimate of Remedial Costs, as set forth in a detailed bid proposal by Acquiror's first-class nationally or regionally recognized environmental engineering and/or consulting firm.

                  (iv) Acquiror's Right To Delete Properties. If the McBride
            Contributor does not elect or fails to timely elect the McBride Contributor Mitigation Option with respect to any Property subject to any Environmental Issue Notice, then Acquiror may, at Acquiror's sole option, elect to delete and eliminate from this Agreement any such Property (the "Environmental Issue Deletion Option"), by giving written notice to the McBride Contributor no later than the Closing Date. Upon delivery of such notice, this Agreement shall, without further action of the parties, be deemed to have been automatically and ipso facto amended so as to eliminate from this transaction each Property so deleted by Acquiror, subject to a reduction in the Contribution Consideration equal to the aggregate amount of the Allocated Amounts and related Assumed Indebtedness, Prorations and Adjustments of all Properties so deleted. Upon such amendment of this Agreement, all references to the Properties shall automatically exclude each Property so deleted and no Closing or pre-Closing obligations imposed on the McBride Contributor (or Acquiror's Conditions Precedent) shall apply thereto except that Acquiror shall promptly return all documents, records and studies relating to such deleted Properties. Unless the McBride Contributor or any Partnership breaches a representation or warranty contained in Paragraph 8 (in which event the remedies applicable thereto shall apply), Acquiror's exclusive remedy in the event of Environmental Issues or contamination (assuming that the McBride Contributor does not elect or fails to timely elect the McBride Contributor Mitigation Option) at any of the Properties shall be the deletion of such Properties in the manner provided above.

            (d) Refinancing Properties. This Paragraph 4 and the rights granted to Acquiror hereunder shall not apply to any Properties which are security for the Refinancing (as defined in the Master Investment Agreement).

      5.    TITLE AND SURVEY MATTERS

            (a) Conveyance of Title. At Closing, the McBride Contributor agrees to deliver to Acquiror or Acquiror's assignee or designee bargain and sale deeds with covenants against grantor's acts ("Deeds"), in recordable form, conveying any Fee Properties to Acquiror or Acquiror's assignee or designee and to deliver the Partnership Interests, the Cash Contribution and the Optional Cash Contribution, if any, to the Acquiror or Acquiror's assignee or designee, the Partnership Interests and the Properties each being free and clear of all liens, claims and encumbrances except for the following items (the "Permitted Exceptions"): (i) any real estate taxes not yet due and payable; (ii) those matters listed on Schedule 5(a) attached hereto; (iii) those additional matters that may become Permitted Exceptions pursuant to Subparagraph 5(e); (iv) the rights of Tenants (as tenants only) under the Leases; (v) matters arising as a direct result of any acts or omissions of Acquiror and its Representatives; (vi) any matters disclosed on the Title Commitments referenced in paragraph (b) below, other than matters listed in Schedule 5(a) and liens required to be removed pursuant to this Agreement; (vii) liens securing the Assumed Indebtedness; and (viii) any other items acceptable to Acquiror in its reasonable discretion. At Closing, the McBride Contributor shall also deliver to Acquiror each of the documents listed in Paragraph 11.1. At Closing, the McBride Contributor agrees to cause to be delivered to the Company or the Company's assignee or designee the Minority Partnership Interests, being free and clear of all liens, claims and encumbrances except for the Permitted Exceptions.

            (b) Title Commitments. The McBride Contributor has heretofore caused (at their sole cost and expense) TitleServNY as agent for Stewart Title Guaranty Company (the "Title Company") to issue to Acquiror an owner's title insurance commitment for each of the Properties other than 88 Mary Street (the "Title Commitments"). The title insurance policy to be issued at Closing by the Title Company pursuant to the Title Commitment (the "Title Policy") shall be an ALTA Form B (1987 or later) owner's policy with respect to each Property. Each Title Commitment shall reflect the full amount of the Allocated Amount for each Property, show fee simple or leasehold, as applicable, title to the Properties vested in the McBride Contributor or the Partnerships, together with legible and complete copies of all recorded documents evidencing title exceptions raised in Schedule B of the Title Commitments. It shall be an Acquiror's Condition Precedent that the Title Policies (or "marked-up" title commitments) shall have all standard and general printed exceptions deleted so as to afford full "extended form coverage," and shall further include an owner's comprehensive endorsement (or the equivalent by way of affirmative insurance); an endorsement certifying that the bills for the real estate taxes pertaining to the Land and Improvements do not include taxes pertaining to any other real estate; an access endorsement; a contiguity endorsement, if applicable; a subdivision or plat act endorsement; a survey "land same as" endorsement; a zoning 3.1 endorsement (amended to include parking); a creditors' rights endorsement; an endorsement indicating that the Properties are not within any special benefit district for any entity that has been created and that will assess any one or more of the Properties, but no assessments from such entity currently appear of record; and any other endorsements reasonably requested by Acquiror and reasonably approved by the McBride Contributor, including non-imputation and "Fairway" endorsements. As an Acquiror's Condition Precedent, each Title Commitment shall be marked for laterdating to cover the Closing and the recording of the Deeds, and the Title Company shall deliver the Title Policies (or "marked-up" title commitments) to Acquiror concurrently with the Closing. Should an update to any Title Commitment after the date hereof indicate matters that do or would materially adversely affect the value or marketability of title to any Property, or other matters which do or would materially adversely affect Acquiror's use, operation or financing of any Property, such matters shall be considered Defects (as defined below) and the cure provisions set forth in Subparagraph 5(e) shall apply, provided that a Defects Notice (as defined below) is timely delivered with respect to such Defects.

            (c) Surveys. The McBride Contributor has heretofore delivered (at their sole cost and expense) an as-built survey or site plan of each Property other than the Acquisition Properties (the "Surveys"), prepared by a surveyor(s) duly registered in the State of New Jersey. The Surveys shall be updated to a date on or after the date hereof, and certified to the appropriate Partnership, the Company, any designated lender(s) of Acquiror, and the Title Company, by a surveyor(s) duly registered in the State of New Jersey as having been prepared in accordance with the minimum detail and classification requirements of the land survey standards of the American Land Title Association, and specifically incorporating all of the standards and protocols contemplated by the minimum standard detail requirements and classifications for ALTA/ASCM land title surveys, as adopted in 1992 by ALTA/ASCM, including Table A responsibilities and specifications 1-5 (excluding for Table A5 any information with respect to elevations), 6-11, and 13, and shall include the certification attached hereto as Exhibit A. The Surveys shall show any encroachments of the Improvements onto adjoining properties, easements, set-back lines or rights-of-way, and any encroachments of adjacent improvements onto any Property, and shall comply with any requirements imposed by the Title Company as a condition to the removal of the survey exception from the standard printed exceptions in Schedule B of the Title Commitments, and shall comply with any reasonable requirements of Acquiror's lender(s), if any. Without limitation of the foregoing, the Surveys shall state the legal description of the Land, the acreage of the Land and the dimensions, height and square footage of each Building, the number and location of all legal parking spaces on each parcel of Land, driveways, ingress and egress, the address of the Improvements, the zoning of the Property and shall further state whether any parcel of Land is located in a wetlands area or in an area designated by an agency of the United States as being subject to flood hazards or flood risks. Should any Survey indicate the presence of any encroachments by or upon any Property, or other matters that do or would adversely affect the value or marketability of title to any Property, or other matters which do or would adversely affect Acquiror's use, operation or financing of any Property, such matters shall be considered Defects, and the cure provisions set forth in Subparagraph

5(e) shall apply, provided that a Defects Notice (as defined below) is timely delivered with respect to such Defects.

            (d) UCC Searches. The McBride Contributor shall deliver to Acquiror, or cause the Title Company to deliver to Acquiror, within 20 days after the date hereof, and shall update to the Closing Date, current searches of all Uniform Commercial Code financing statements naming the record owner of each Property as debtor and filed with either or both of the Secretaries of State of the States pursuant to the laws of which such record owner was organized and the Secretaries of State of the States in which the Properties are located (the "UCC Searches"). Should the UCC Searches indicate matters that do or would materially adversely affect the value or marketability of title to any Property, including, but not limited to, claims or liens against any of such parties encumbering all or any portion of any Property, or other matters which do or would adversely affect Acquiror's use, operation or financing of any Property, and such matters are not Permitted Exceptions, such matters shall be considered Defects, and the cure provisions set forth in Subparagraph 5(e) shall apply, provided that a Defects Notice (as defined below) is timely delivered with respect to such Defects.

            (e) Defects and Cure. The items described in this Paragraph 5 are collectively referred to as "Title Evidence." If any Title Evidence obtained after the date hereof and prior to the Closing Date discloses claims, liens, exceptions, or conditions (other than Assumed Indebtedness) that materially adversely affect the use and/or marketability of title to any Property ("Defects"), Acquiror may, prior to the Closing Date, give written notice (the "Defects Notice") of such Defects to the McBride Contributor. If and to the extent that the Title Evidence discloses any claims, liens, exceptions or conditions to which Acquiror does not object in its Defects Notice, then such items shall thereafter constitute Permitted Exceptions. If, with respect to any one or more Properties, the McBride Contributor fails or refuses prior to 15 days prior to Closing ("Response Period"), to either (i) cure all Defects; or
(ii) cause all Defects to be insured over by the Title Company (in form and substance acceptable to Acquiror), then Acquiror may delete and eliminate from this Agreement the applicable Property by written notice to the McBride Contributor delivered on or before the Closing Date, whereupon this Agreement shall, without further action of the parties, be deemed to have been automatically and ipso facto amended, as to eliminate such Property or Properties (the "Title Deleted Properties") herefrom, subject to a reduction in the Contribution Consideration in an amount equal to the aggregate amount of (x) the Allocated Amounts minus (y) the Assumed Indebtedness of all Title Deleted Properties, in each case adjusted by eliminating any and all appropriate Prorations and Adjustments.

      6.    REPRESENTATIONS AND WARRANTIES

            6.1 McBride Contributor and the Partnerships. The McBride Contributor and the Partnerships, jointly and severally, represent and warrant to, and covenant with, Acquiror and the Company as follows:

            (a) Organization. The McBride Contributor and each Partnership is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and lawful authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as now conducted and presently proposed to be conducted. The McBride Contributor and each Partnership is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for failures to be so qualified, licensed or admitted and in good standing that individually or in the aggregate would not result in a Material Adverse Effect.

            (b) Authority. The McBride Contributor and each Partnership has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the other documents delivered by the McBride Contributor and each Partnership pursuant to this Agreement, and the performance of all of its obligations under this Agreement and such other documents by it, have been duly authorized by it, and this Agreement is binding on it and enforceable against it in accordance with its terms. No consent (other than those which have been obtained or as set forth on Schedule 6.1(b)) of any creditor, investor, partner, shareholder, tenant-in-common of the McBride Contributor or any Partnership, judicial or administrative body, Governmental Authority, or other governmental body or agency, or other party to such execution, delivery and performance by the McBride Contributor or any Partnership is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby by the McBride Contributor or any Partnership will (i) result in a breach of, default under, or acceleration of, any agreement to which the McBride Contributor or any Partnership is a party or by which it or the Partnership or Properties are bound (other than the Existing Mortgages as set forth on Schedule 6.1(b)); (ii) violate any provision of its partnership agreement, limited liability company agreement or other organizational documents; or (iii) violate any restriction, court order, agreement or other legal obligation to which the McBride Contributor and/or any of the Partnerships or Properties are subject, except for such breaches, defaults, accelerations or violations which individually or in the aggregate would not have a Material Adverse Effect.

            (c) Other Rights. There are no development or other rights associated with any Property which are not being transferred to Acquiror under this Agreement or the other transaction documents.

            (d) Defaults. To their knowledge, neither the McBride Contributor nor any Partnership is in default (which default remains uncured) under any of the documents, recorded or unrecorded, referred to in the Title Commitments for the Properties, except for such defaults that individually or in the aggregate would not have a Material Adverse Effect. To their knowledge, neither the McBride Contributor nor any Property nor any Partnership is in default under any certificates of occupancy, licenses, permits, authorizations and approvals required by law or by any governmental authority having jurisdiction thereof in respect of the Properties, or any portion thereof, occupancy thereof or any present use thereof (the "Governmental Approvals"), except for such defaults which individually or in the aggregate would not have a Material Adverse Effect.

            (e) Contracts. There are no existing contracts or equipment leases of any kind relating to the management, leasing, construction, operation, maintenance or repair of any Property to which the McBride Contributor or any Partnership is a party, except those contracts listed on Schedule 6.1(e) attached hereto (the "Contracts"). The Contracts are in full force and effect and have not been modified except as set forth in Schedule 6.1(e), and all of the Contracts will remain in full force and effect through the Closing unless Acquiror otherwise directs the McBride Contributor pursuant to written notice provided to the McBride Contributor at least 35 days prior to Closing. To their knowledge, each party to the Contracts has performed all material obligations required to be performed by it, and is not in default, under any of such Contracts, except for such defaults that individually or in the aggregate would not have a Material Adverse Effect. Except as set forth on Schedule 6.1(e), all of the Contracts may, by the express terms thereof, be terminated without penalty or other payment by the McBride Contributor or the Partnership party thereto (or their assignees or successors) upon no more than 30 days' prior notice.

            (f) Employees. Neither the McBride Contributor nor any Partnership has any employees. Neither the McBride Contributor nor any Partnership is a party to any collective bargaining or other agreement or understanding with any labor union relating to any one or more of the Properties, and neither the McBride Contributor nor the Partnerships are privy to or involved in any labor or union controversy or other union interaction of any kind.

            (g) Compliance with Laws and Codes. (i) The Properties, and the use and operation of any or all of them are (or the use and operation of any component, portion or area of any Property is) in material compliance with all applicable municipal and other governmental laws, ordinances, regulations, codes (as defined below), licenses, permits and authorizations; and (ii) there are presently and validly in effect all licenses, permits and other authorizations necessary for the use, occupancy and operation of the Properties as they are presently being operated, whether required of the McBride Contributor, any Partnership or any Tenant, except for failures in (i) or (ii) above to comply or to hold such licenses, permits or other authorizations which, individually or in the aggregate, are not having and would not be reasonably expected to have a Material Adverse Effect. The McBride Contributor has not, and no Partnership has, received any written notice from any Governmental Authority or person alleging that any or all of the Properties fails to comply with any or all applicable requirements of the Americans With Disabilities Act of 1990, as amended (42 U.S.C.A. ss.ss. 12101 et seq.). (i) Each Property is zoned by the municipality in which it is located so as to permit the existing uses and structures thereon, in a manner that accommodates and is fully compatible with the Building and Improvements as they presently exist at each such Property, and
(ii) no Property constitutes a nonconforming use or nonconforming structure under applicable present zoning laws, except for violations in (i) or (ii) above which, individually or in the aggregate, are not having and would not be reasonably expected to have a Material Adverse Effect. To their knowledge, no zoning, subdivision, Environmental Law, Environmental Permit, building code, health, fire, safety or other law, order or regulation is, or on the Closing Date will be, violated by the continued maintenance, operation or use of any Improvements or parking areas at the Properties, except for violations which, individually or in the aggregate, are not having and would not be reasonably expected to have a Material Adverse Effect, and, other than those set forth in
Schedule 6.1(g), neither the McBride Contributor nor any Partnership has received any written notice of any such violation from any Governmental Authority having jurisdiction over the Properties. The foregoing representation in this Subparagraph 6.1(g) shall not apply to any matters specifically described in Subparagraph 6.1(h) or Paragraph 8 below.

            (h) Litigation. Except as shown on Schedule 6.1(h) or those proceedings as to which liability has been expressly assumed in writing by an insurer, there are no pending or, to their knowledge, threatened, actions, suits, arbitrations, or judicial, municipal, or administrative proceedings ("Action or Proceeding") nor to their knowledge are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting any Property or in which the McBride Contributor or any Partnership is or will be a party by reason of its ownership or operation of, or right to acquire, any Property or any portion thereof, including, without limitation, proceedings for or involving collections (other than collection proceedings in the ordinary course of business), condemnation, eminent domain, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred on any Property or by reason of the condition, use of, or operations on, such Property. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to their knowledge threatened, against the McBride Contributor or any Partnership, nor, to their knowledge, are any of such proceedings contemplated by them which, individually or in the aggregate, is having or would be reasonably expected to have a Material Adverse Effect. Neither the McBride Contributor nor any Partnership is subject to any Order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or would be reasonably expected to have a Material Adverse Effect or adversely affect in any material respect the ability of the McBride Contributor and the Partnerships to consummate the transactions contemplated by this Agreement or the Transaction Agreements to which it is a party.

            (i) Insurance. The McBride Contributor and/or the Partnerships now have in force or are named as an additional insured on casualty, liability and business interruption insurance relating to the Properties in the minimum coverages and amounts set forth in Schedule 6.1(i) hereto. Neither the McBride Contributor nor any Partnership has received any written notice from any insurance carrier and has no knowledge of any defects or inadequacies in the Properties that, if not corrected, would result in termination of insurance coverage or material increase in the present cost thereof.

            (j) Financial Information. The Operating Statements (as defined herein) and all of their Books and Records (as defined herein), are complete, accurate, true and correct; will be, prior to the Exercise Date, compiled in accordance with generally accepted accounting principles; and accurately set forth in all material respects the results of the operation of the Properties and/or the financial position of the applicable Partnership for the periods covered. There has been no material adverse change in the financial condition or operation of the Properties or the Partnerships since the period covered by the Operating Statements.

            (k) Re-Zoning. There is not now pending, and the McBride Contributor has no knowledge of, any threatened proceeding for the rezoning of any Property or any portion thereof, or the taking of any other action by governmental authorities that would have a material adverse impact on the value of any Property or use thereof.

            (l) Personal Property. The Personal Property is all of the personal property owned by the McBride Contributor, the Partnerships and the other persons referred to in Section 1(q)(iii) and used in (or necessary for) the operation of the Properties. The McBride Contributor has good title to the Personal Property, free and clear of any Liens, except for Permitted Liens. All such Personal Property is in good working condition, and free of material defects, normal wear and tear excepted.

            (m) Real Estate Taxes. The bill or bills issued for the years 1994, 1995 and 1996, for all real estate taxes and personal property taxes and copies of any and all notices pertaining to real estate taxes or assessments applicable to the Properties (the "Tax Bills") (and, to the McBride Contributor's knowledge, the only real estate tax bills applicable to the Properties) have been delivered to Acquiror. Except as set forth on Schedule 6.1(m) attached hereto, neither the McBride Contributor nor any Partnership has received written notice of any proposed or actual increase in the assessed valuation or rate of taxation of any or all of the Properties from that reflected in the most recent Tax Bills. Except as described on Schedule 6.1(m) attached hereto, to its knowledge, there is not now pending, and the McBride Contributor agrees that neither it nor any Partnership will, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed and shall automatically be deemed given in the event that Acquiror fails to respond to a request for its consent within five business days after the date on which such request is deemed delivered), institute prior to the Closing Date, any proceeding or application for a reduction in the real estate tax assessment of any of the Properties or any other relief for any tax year. In the event that any of the pending tax proceedings reflected on Schedule 6.1(m) result in any rebate of taxes paid after the Closing Date in respect of any period ending prior to the Closing Date, the amount of such rebate, net of the fees and expenses owing to tax certiorari counsel and all other fees and expenses (including, without limitation, other attorneys' fees and expenses) payable by the McBride Contributor in connection with any such tax proceedings shall be the property of and remitted to the McBride Contributor (except if and to the extent that all or any portion of such rebated sums are due to Tenants). There are no outstanding agreements with attorneys or consultants providing for compensation on a contingency basis with respect to the Tax Bills that will be binding on Acquiror or any of the Properties after the Closing. Other than the amounts disclosed by the Tax Bills, no other real estate taxes have been, or to their knowledge, will be, assessed against the Properties, or any portion thereof or the Partnerships, in respect of the year 1997 or any prior year, and no special assessments of any kind (special, bond or otherwise) are or have been levied against the Properties, or any portion thereof, or the Partnership that are outstanding or unpaid, and, to their knowledge, none will be levied prior to Closing.

            (n) Taxes. No federal, state or local taxing authority has asserted in writing any tax deficiency, lien, interest or penalty or other assessment against the Properties, the Partnerships or the McBride Contributor which has not been paid and there is no pending audit or inquiry from any federal, state or local tax authority relating to the Properties, the Partnerships or the McBride Contributor which reasonably may be expected to result in a tax deficiency, lien, interest, penalty or other assessment against the Partnerships or the Properties, and to the McBride Contributor's knowledge, no event has occurred and no condition or circumstance exists which presents a material risk that any tax will be imposed on the McBride Contributor or any Partnership, in each case which would have, individually or in the aggregate, a Material Adverse Effect. The McBride Contributor and the Partnerships have prepared and timely filed all tax returns required to be filed by them on or before the date hereof, which to the extent the taxes are imposed on the Properties or on the McBride Contributor or any Partnership are true, correct and complete in all material respects. The McBride Contributor and the Partnerships have paid or made provision for the payment of all taxes that are due or claimed in writing to be due from them on or before the date hereof by any governmental taxing authority. Since December 31, 1996, neither the McBride Contributor nor any Partnership has incurred any liability for taxes except in the ordinary course of business.

            (o) Transfer Taxes. All applicable recording fees, documentary transfer taxes, and use, personal property and all other transfer taxes imposed with respect to the contribution of the Properties, shall be paid by the McBride Contributor.

            (p) Easements and Other Agreements. Neither the McBride Contributor nor any Partnership has received any written notice (that remains outstanding) alleging that it is in default in complying with the terms and provisions of any of the covenants, conditions, restrictions, rights-of-way or easements constituting one or more of the Permitted Exceptions.

            (q) Lease Controversies. Except as described in Schedule 6.1(q), no controversy, complaint, proceeding, suit or litigation relating to all or any of the Leases, is pending or, to their knowledge, threatened, whether in any tribunal or informally. The McBride Contributor is and shall remain responsible after the Closing Date for defending (or continuing) any such suit, proceeding or other matter, including any suit, proceeding or other matter with respect to Leases (as defined in the Merger Agreement), in each case relating to periods prior to the Closing Date, and all damages, loss, expenses and costs related thereto.

            (r) United States Person. Neither the McBride Contributor nor any Partnership is a "Foreign Person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code") and each of them shall execute and deliver an "Entity Transferor" certification at Closing.

            (s) Bulk Sales. The sale of the Fee Properties to Acquiror hereunder is not subject to, and does not subject Acquiror to, any liability for income tax, retail sales tax or bulk sales obligation under applicable law. The McBride Contributor shall deliver to Acquiror at Closing, its affidavit concerning such matters.

            (t) Existing Mortgage(s). Schedule 6.1(t) attached hereto sets forth a true, correct and complete schedule of those mortgage(s) or trust deed(s) ("Existing Mortgages") presently encumbering the Properties or any portion thereof. The McBride Contributor and each Partnership has complied with (and, prior to Closing, shall continue to comply with) the terms of, and all notices or correspondence received from the holder of, the promissory notes evidencing the loans (the "Existing Loans") secured by the Existing Mortgages (the "Existing Notes"), the Existing Mortgages, and all other documents securing the Existing Notes (collectively, the "Existing Loan Documents"). The McBride Contributor and each Partnership has paid (and, at all times prior to Closing, shall pay), when and as due, all sums due under the Existing Loan Documents. The Existing Notes and Existing Mortgages are in full force and effect, and neither the McBride Contributor nor any Partnership has received any notice of a default thereunder or under the Existing Loan Documents. The McBride Contributor has delivered to Acquiror true, complete and accurate copies of all of the Existing Loan Documents. All of the Existing Loans other than the Refinancing and those set forth on Schedule 6.1(t) may be prepaid, in full, on the Closing Date without imposition of any penalty or premium.

            (u) Condemnation. Neither the McBride Contributor nor any Partnership has received any written notice of any, and to their knowledge there are no, pending or contemplated condemnation or other governmental eminent domain proceedings affecting all or any part of any of the Properties.

            (v) Disclosure. Neither the McBride Contributor nor any Partnership has intentionally withheld from Acquiror any materially adverse information about any Property of which it has knowledge. All items delivered by the McBride Contributor pursuant to this Agreement are true, accurate, correct and complete in all material respects, and fairly present the information set forth in a manner that is not misleading. The copies of all documents and other agreements delivered or furnished and made available by the McBride Contributor to Acquiror pursuant to this Agreement constitute all of and the only Leases and other agreements to which the McBride Contributor and any Partnership is presently a party relating to or affecting the ownership, leasing, management and operation of the Properties, there being no "side" or other agreements, written or oral, in force or effect, to which the McBride Contributor or any Partnership is a party or to which any Property is subject. No representation or warranty made by the McBride Contributor in this Agreement, no exhibit attached hereto with respect to the Properties and Partnerships, and no schedule contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading.

            (w) Partnership Interests and Minority Partnership Interests. At Closing, the Acquiror will receive good and marketable title to the Partnership Interests, free and clear of all Liens, other than the Assumed Indebtedness. At Closing, the Company will receive good and marketable title to the Minority Partnership Interests, free and clear of all Liens, other than the Assumed Indebtedness. Each of the partnership agreements of the Partnerships has been duly authorized, executed and delivered by each party thereto and constitutes a valid and binding obligation of those parties, enforceable in accordance with its terms. True and complete copies of such partnership agreements have been made available to the Company. The Partnership Interests and the Minority Partnership Interests represent all of the equity interests in the Partnerships. Each Partnership has good and marketable title to its Properties and all Improvements thereon, and, as applicable, the Partnerships have good and marketable title to the Acquisition Portfolio, in each case free and clear of all Liens, except such as are referred to in the Title Policies of such Properties or those which, individually or in the aggregate, would not have a Material Adverse Effect.

            (x) Remaining Assets and Liabilities. At the Closing Date, the only assets of the Partnerships will be the Partnership Properties listed on Part A of Schedule 1(p) and the only liabilities of the Partnerships will be the Assumed Indebtedness associated with the Partnership Properties and liabilities incurred in the ordinary course of business with respect to the operation of the Partnership Properties (and Acquisition Properties) prior to the Closing Date or those which, individually or in the aggregate, would not have a Material Adverse Effect.

            (y) Source of Income. Except as set forth in Schedule 6.1(y), which may be delivered or updated through the date that is 30 days before the Closing,
(i) at Closing, all gross income of the Partnerships and all gross income generated by the Fee Properties, if any, in each case pursuant to the Leases (as amended through the Closing) or otherwise will be from the sources described in
Section 856(c)(3) of the Code, and (ii) at Closing, all of the assets held by the Partnerships and all of the Fee Properties, if any, will be assets described in Section 856(c)(5)(A) of the Code.

            (z) Income from Prohibited Transactions. Neither the McBride Contributor nor the Partnerships are holding any of the Properties primarily for sale to customers in the ordinary course of business as described in Section 1221(1) of the Code such that the income derived therefrom would be considered income from prohibited transactions as defined at Section 857(b)(6) of the Code.

            (aa) Partnership Status. Each Partnership Interest contributed by the McBride Contributor that constitutes an ownership interest in a partnership is an interest in a partnership that has been organized and at all times classified as a partnership for federal income tax purposes and for the applicable state income tax purposes and not as a corporation or an association taxable as a corporation.

            6.2 Investment Representation. The McBride Contributor represents that its LP Units are being acquired by it with the present intention of holding such LP Units for purposes of investment and not with a view towards sale or any other distribution. The McBride Contributor recognizes that it may be required to bear the economic risk of an investment in the LP Units for an indefinite period of time. The McBride Contributor represents that it is an Accredited Investor, and has such knowledge and experience in financial and business matters so as to be fully capable of evaluating the merits and risks of an investment in the LP Units. The McBride Contributor represents that it has
(i) been afforded the opportunity to ask questions of those persons they consider appropriate and to obtain any additional information they desire in respect of the LP Units and the business, operations, conditions (financial and otherwise) and current prospects of Acquiror and the Company and (ii) consulted its own financial, legal and tax advisors with respect to the economic, legal and tax consequences of delivery of the LP Units and have not relied on the Informational Materials, Acquiror, the Company or any of their officers, directors, affiliates or professional advisors for such advice as to such consequences.

            6.3 Survival. The representations, warranties, covenants and agreements of the McBride Contributor and the Partnerships contained in this Agreement will survive the Closing until the second anniversary of the Closing Date, or in the case of any covenant or agreement for which a time period for performance is specified, for two years following the last date on which such covenant or agreement is to be performed, except that to the extent any claim for indemnification is made under the Master Investment Agreement with respect to any representation, warranty, covenant or agreement that would otherwise terminate and a notice for indemnification shall have been timely given under
Article VI of the Master Investment Agreement on or prior to such termination date, then such survival period will be extended as it relates to such claim until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article VI of the Master Investment Agreement. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date, which shall survive for the respective periods set forth herein.

            6.4 Indemnification. Indemnification with respect to breaches of or inaccuracies in any representation or warranty of, or nonfulfillment of, failure to perform or breach of any covenant or agreement on the part of, the McBride Contributor or the Partnerships contained in this Agreement, or on the part of the Company or the Acquiror in the Master Investment Agreement, shall be as provided in and pursuant to the Master Investment Agreement.

            6.5 No Personal Recourse. Notwithstanding anything to the contrary contained in this Agreement or in any of the Transaction Agreements, except as otherwise specifically set forth in the Master Investment Agreement with respect to the Termination Fee, (i) only the McBride Contributor (and not the Partnerships or any partner, shareholder or member of any of the McBride Contributor and the Partnerships) shall be liable for any claims made by non-McBride parties under this Agreement or any of the Transaction Agreements,
(ii) the non-McBride parties to this Agreement and the other Transaction Agreements shall look only to the assets of the McBride Contributor with respect to any claims that may be made under this Agreement or any of the Transaction Agreements, and (iii) no personal recourse or personal liability for any claims under this Agreement or any of the Transaction Agreements shall be had against the Partnerships or any partner, shareholder or member of any of the McBride Contributor and the Partnerships.

      7.    ADDITIONAL COVENANTS.

            7.1 Additional Covenants of the McBride Contributor and the Partnerships. Effective as of the execution of this Agreement, the McBride Contributor and the Partnerships hereby jointly and severally covenant with Acquiror and the Company as follows:

            (a) New Leases. Neither the McBride Contributor nor any Partnership shall amend any Lease in any material respect or execute any new or renewal lease, license, or other agreement affecting the ownership or operation of all or any portion of the Properties or for personal property, equipment, or vehicles (unless in replacement of any existing personal property lease on substantially similar or better terms), other than in the ordinary course of business and on terms comparable to similarly situated properties, except that any costs associated with Leases not listed on Schedule 9(a)(x) which would result in an aggregate cost of greater than $100,000 shall require the approval of Acquiror.

            (b) New Contracts. Neither the McBride Contributor nor any Partnership shall enter into any contract with respect to the ownership, management or operation of all or any portion of any or all of the Properties that will survive the Closing (other than those in connection with the Refinancing), or that would otherwise affect the use, operation or enjoyment of any or all of the Properties, other than in the ordinary course of business and on commercially reasonable terms.

            (c) Insurance. The insurance coverage described in the policies listed on Schedule 6.1(i) shall remain continuously in force through and including the Closing Date.

            (d) Operation of Properties. The McBride Contributor shall, and shall ensure that each Partnership shall, operate and manage the Properties which they own in the same manner as in effect on the date hereof, maintaining present services, and shall maintain the Properties in good repair and working order; keep on hand sufficient materials, supplies, equipment and other Personal Property for the efficient operation and management of the Properties in the same manner as in effect on the date hereof; and perform, when due, all of its obligations under the Leases, Contracts, Existing Mortgages, Governmental Approvals and other agreements relating to the Properties and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Properties. Except as otherwise specifically provided herein, the Properties at Closing shall be in substantially the same condition as each of them is in on the date hereof (subject to the performance of tenant improvements and improvements provided for in the McBride Contributor current budget for that particular Property), reasonable wear and tear excepted, and the Contracts shall remain in full force and effect through the Closing Date, unless otherwise advised to the contrary by Acquiror, in writing, no later than thirty days prior to the Closing Date. None of the Personal Property, fixtures or Inventory (except such Inventory as may be consumed in the ordinary course of business) shall be removed from the Properties, unless replaced by personal property, fixtures or Inventory of equal or greater utility and value.

            (e) Pre-Closing Expenses. The McBride Contributor shall, and shall ensure that each Partnership shall, pay in full, prior to Closing (or after the Closing if the bill or invoice is not issued by Closing), all bills and invoices for labor, goods, material and services of any kind relating to the Properties (or FLIP Properties (as defined in the Merger Agreement) if after the Closing and not previously paid by FLIP or the FLIP Shareholders) and utility charges, relating to the period prior to Closing, but excluding therefrom all utility and other charges billed directly to Tenants or subtenants of the Properties or the FLIP Properties. Except as the parties may otherwise agree herein, any alterations, installations, decorations and other work required to be performed by the McBride Contributor prior to the Closing under any and all agreements affecting the Properties have been or will, by the Closing, be completed and paid for in full.

            (f) Good Faith. All actions required pursuant to this Agreement that are necessary or desirable to effectuate the transactions contemplated herein or to satisfy each Acquiror's Conditions

Precedent shall be taken promptly and in good faith by the McBride Contributor, and the McBride Contributor shall furnish Acquiror with such documents or further assurances as Acquiror may reasonably require, whether prior to or following the Closing.

            (g) No Assignment. Neither the McBride Contributor nor any Partnership shall assign, alienate, lien, encumber or otherwise transfer all or any part of any or all of the Properties or Partnership Interests or any interest in any or all of them except to another Partnership or in connection with the Refinancing, or as otherwise contemplated by this Agreement. Notwithstanding the foregoing, (i) Partnership Interests in McBride Properties and New Jersey Associates may be transferred to one or more newly formed entities which will be wholly owned by one or more of the current owners of McBride Properties and New Jersey Associates, and (ii) any Partnership may transfer some or all of its Properties to a newly formed subsidiary partnership or limited liability company that is owned at least 99% by such Partnership, with the remaining 1% or less ownership interest in such subsidiary owned, directly or indirectly, by one or more owners of such Partnership; it being understood that up to a 1% interest in McBride Properties and the up to 1% interests referred to in (ii) above shall constitute the "Minority Partnership Interests".

            (h) Availability of Records. Upon Acquiror's request, for a period of two years after Closing, the McBride Contributor shall (i) make the Books and Records available to Acquiror, to the extent not transferred to the Acquiror, with respect to the Properties and the FLIP Properties, for inspection, copying and audit by Acquiror's designated accountants; and (ii) cooperate with Acquiror (without any third party expense to the McBride Contributor) in obtaining any and all permits, licenses, authorizations, and other Governmental Approvals necessary for the operation of any or all of the Properties.

            (i) Change in Conditions. The McBride Contributor shall promptly notify Acquiror of any change in any condition with respect to any or all of the Partnerships or Properties or of the occurrence of any event or circumstance that makes any representation or warranty of the McBride Contributor to Acquiror and the Company under this Agreement untrue or misleading, or any covenant of Acquiror or the Company under this Agreement incapable or less likely of being performed, it being understood that McBride Contributor's obligation to provide notice to Acquiror under this Subparagraph 7(i) shall in no way relieve the McBride Contributor of any liability for a breach by the McBride Contributor of any of its representations, warranties or covenants under this Agreement.

            (j) Tax Items. The McBride Contributor acknowledges that (i) the computation of taxable income of Acquiror is crucial in the determination of the taxable income of the Company, (ii) the Company needs to be able to prepare accurate estimates of its taxable income in order to monitor compliance with the requirement that it distribute 95% of its taxable income to its shareholders, and (iii) the depreciation of the Properties and the required depreciation allocations under Section 704(c) of the Code will materially impact the computation of Acquiror's and the Company's taxable income. Accordingly, the McBride Contributor agrees that (i) within 30 days after Closing, the McBride Contributor shall provide Acquiror with tax basis computations and historical tax depreciation schedules updated through the Closing Date for each Property; and (ii) within 30 days after Closing, the McBride Contributor shall provide Acquiror with all data required to perform depreciation allocations (as contemplated by Section 704(c) of the Code) with respect to each Property. The parties acknowledge that the McBride Contributor shall select, and Acquiror shall employ, the traditional method for calculating Section 704(c) allocations.

            (k) Financial Statements. As promptly as practicable, the McBride Contributor will deliver or cause to be delivered to the Company the audited (in the case of any fiscal year ending after the date hereof and before the Closing
Date) and the unaudited (in the case of any fiscal quarter ending after the date hereof and before the Closing Date) balance sheet of the Partnerships, and the related audited or unaudited statements of income, retained earnings and cash flows, in each case as of and for the fiscal year then ended or as of and for each such fiscal quarter and the portion of the fiscal year then ended, as the case may be.

            (l) 2 Volvo Drive Remediation. Notwithstanding Paragraphs 4 and 8, for a period of 3 years from the Closing Date, the McBride Contributor agrees to pay for required Remedial Action, if any, and for all incidental and administrative costs related thereto, for the Property known as 2 Volvo Drive.

            7.2 Additional Covenants of the Company. Effective as of the execution of this Agreement, the Company, as general partner of the Acquiror, and the Acquiror, hereby jointly and severally covenant with the McBride Contributor and the Partnerships (and the LP Unit Recipients) as follows:

            (a) Section 1031 Exchanges of Properties. The Company and the Acquiror shall use all commercially reasonable efforts in disposing of any of the Properties or the FLIP Properties to structure such transaction as one or more Section 1031 Exchanges.

            (b) Guarantee of Indebtedness. The Company and the Acquiror agree to use all commercially reasonable efforts (i) to maintain a level of indebtedness at least equal to the indebtedness of Acquiror immediately following the Closing and (ii) to cause Acquiror's lenders to permit the McBride Contributor (or any LP Unit Recipient) to guarantee any indebtedness of the Acquiror in an amount at least equal to the indebtedness of Acquiror immediately following the Closing (including additional indebtedness or substitute indebtedness incurred after the Closing Date).

      8.    ENVIRONMENTAL WARRANTIES AND AGREEMENTS

            The McBride Contributor and the Partnerships have obtained all Licenses which are required in respect of its business, operations or Properties under applicable Environmental Laws, and the McBride Contributor, the Partnerships and the Properties are in compliance in all material respects with the terms and conditions of all such Licenses and with any applicable Environmental Law, except for such instances of noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the Delivered Assessments or on Schedule 8, and except in such circumstances as would not, individually or in the aggregate, have a Material Adverse Effect, the McBride Contributor represents and warrants to Acquiror and the Company that to the McBride Contributor's knowledge:

            (a) No Order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental or Regulatory Authority with respect to any alleged failure by the McBride Contributor or the Partnerships to have any License required in connection with the conduct of the business or operations of the McBride Contributor or the Partnerships with respect to any treatment, storage, recycling, transportation, disposal or Release, of any Hazardous Material at any of the Properties.

            (b) Neither the McBride Contributor nor any Partnership nor any prior owner or lessee of any of the Properties has handled any Hazardous Material on any Property and, without limiting the foregoing, (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos is or has been present, (iii) there are no underground storage tanks, active or abandoned, and (iv) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law, at, on or under any of the Properties, during any period that the McBride Contributor or any Partnership owned or leased such Property or, to their knowledge, prior thereto.

            (c) Neither the McBride Contributor nor any Partnership has transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any Action or Proceeding that would lead to claims against Acquiror, the Company or any of their Subsidiaries for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

            (d) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the McBride Contributor or any Partnership and none of the Properties is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

            (e) There are no Liens (other than Permitted Liens) arising under or pursuant to any Environmental Law or Order on any Property, and no action of any Governmental or Regulatory Authority has been taken or is in process which could subject any Property to such Liens, and neither the McBride Contributor nor any Partnership would be required to place any notice or restriction relating to the presence of Hazardous Material at any Property owned by it in any deed to such Property.

            (f) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the McBride Contributor or any Partnership in relation to any Property since 1991 which have not been delivered or made available to Acquiror or the Company prior to the execution of this Agreement.

      9.    LEASES-REPRESENTATIONS WITH RESPECT THERETO

            (a) Representations as to Leases. With respect to each of the Leases and Tenants listed on the Rent Roll (as defined herein), the McBride Contributor and the Partnerships, jointly and severally, represent and warrant to Acquiror and the Company as follows:

                  (i) Except as set forth on the Rent Roll, each of the Leases is in full force and effect according to the terms set forth therein and in the Rent Roll, and has not been modified, amended, or altered, in writing or otherwise. Except as otherwise specifically disclosed on the Rent Roll, each Tenant is legally required to pay all sums and perform all obligations set forth in the Leases, without concessions, abatements, offsets or other bases for relief or adjustment;

                  (ii) Except as set forth on Schedule 9(a)(ii), all obligations of the lessor under the Leases that accrue to the date of Closing have been performed, including, but not limited to, all required tenant improvements, cash or other inducements, rent abatements or moratoria, installations and construction (for which payment in full has been made or will be made prior to Closing, or subject to proration hereunder in all cases), and, to the McBride Contributor's knowledge, each Tenant has unconditionally accepted lessor's performance of such obligations. Except as set forth on Schedule 9(a)(ii), no Tenant has asserted any offsets, defenses or claims available against rent payable by it or other performance or obligations otherwise due from it under any Lease, which assertion remains outstanding;

                  (iii) Except as set forth on the Rent Roll, no Tenant is
            currently in default under or is in arrears in the payment of any sums or in the performance of any monetary obligations required of it under its Lease, and the McBride Contributor has no knowledge of any other default under any such Lease;

                  (iv) Except as set forth in Schedule 9(a)(iv), during the
            18-month period immediately preceding the date hereof: (A) no Tenant has, at any time, been more than 30 days delinquent in its respective payment of any and all sums due under the terms of its respective Lease; (B) no Tenant has requested that either the McBride Contributor or any Partnership provide that Tenant with any reduction in the Tenant's monetary obligations under its Lease; (C) no Tenant has expressed to either the McBride Contributor or any Partnership (whether orally or in writing) any weakness or material decline in that Tenant's financial condition, nor has any Tenant requested that the McBride Contributor or any Partnership, in its capacity as landlord, permit the Tenant to sublease its leased premises, or assign its Lease, or terminate its Lease on an accelerated basis; (D) neither the McBride Contributor nor any Partnership has "written off" any delinquent sums owed by any Tenant to satisfy its obligation to contribute to the payment of real estate taxes, common area maintenance charges, and insurance premiums; and (E) no McBride Contributor has had (nor is it currently engaged in) any dispute (whether of a formal or an informal nature) with any Tenant concerning that Tenant's obligations to make payments under the terms of its Lease toward real estate taxes, insurance premiums and common area maintenance charges or other charges imposed under its Lease;

                  (v) Except as set forth on Schedule 9(a)(v), no McBride
            Contributor has received any written notice from any Tenant stating that a petition in bankruptcy has been filed by or against it;

                  (vi) Except with respect to security deposits, neither base rent ("Base Rent"), nor regularly payable estimated Tenant contributions or operating expenses, insurance premiums, real estate taxes, common area charges, and similar or other "pass through" or non-base rent items including, without limitation, cost-of-living or so-called "C.P.I." or other such adjustments (collectively, "Additional Rent"), nor any other material item payable by any Tenant under any Lease has been heretofore prepaid for more than one month;

                  (vii) To the McBride Contributor's knowledge, no guarantor(s)
            of any Lease has been released or discharged, partially or fully, voluntarily or involuntarily, or by operation of law, from any obligation under or in connection with any Lease or any transaction related thereto;

                  (viii)Except as set forth on Schedule 9(a)(viii), there are no brokers' commissions, finders' fees, or other charges payable or to become payable to any third party on behalf of the McBride Contributor or any Partnership in connection with any Lease, including, but not limited to, any exercised option(s) to expand or renew;

                  (ix) Each security deposit set forth on the Rent Roll shall be assigned to Acquiror at the Closing (or Acquiror shall receive a credit therefor). Except as set forth on Schedule 9(a)(ix), (i) no Tenant or any other party has asserted any claim (other than for customary refund at the expiration of a Lease) to all or any part of any security deposit and (ii) no McBride Contributor has applied any portion of any security deposit to the payment of any sums due from any Tenant under a Lease;

                  (x) The McBride Contributor shall pay (or Acquiror shall
            receive a credit therefor), and retain sole and exclusive responsibility for, all expenses set forth on Schedule 9(a)(x) due on or before the Closing Date connected with or arising out of the negotiation, execution and delivery of the Leases, including, without limitation, brokers' commissions (including those applicable, if any, to future expansions or renewals by a Tenant), leasing fees, recording fees, and the cost of all tenant improvements not required to be paid for by Tenants;

                  (xi) Except as set forth on Schedule 9(a)(xi), no Tenant has, by virtue of its Lease or any other agreement or understanding, any purchase option with respect to any Property, or any portion thereof, or any right of first refusal to purchase any Property, or a portion thereof, whether triggered by the transactions contemplated by this Agreement or by a subsequent sale of such Property or a portion thereof. Except as set forth on Schedule 9(a)(xi), no Tenant has, by virtue of its Lease or any other agreement or understanding any of the following (A) the right or option to terminate its Lease other than customary termination rights in the event of a default, casualty or condemnation and (B) the right or option to reduce the rentable space at any Property that such Tenant is currently occupying and (C) the right to use or occupy any property outside the boundaries of the Property in which the premises demised thereunder are located; and

                  (xii) Except as set forth on the Rent Roll or on Schedule
            9(a)(xii): (A) to the McBride Contributor's knowledge, no Tenant has sublet its leased premises; (B) no assignment of any interest in a Lease has been made by any Tenant; and (C) there are no outstanding requests from any Tenants to the McBride Contributor or any Partnership, requesting any consent to an assignment of the Tenant's Lease or to a sublease of all or some portion of a Tenant's leased premises.

            (b) Estoppel Certificates from Tenants. The McBride Contributor shall use its reasonable, good faith and diligent efforts to obtain and deliver to Acquiror, on or prior to the Closing Date, a tenant's estoppel certificate (the "Estoppel Certificate") dated no earlier than 60 days prior to the Closing Date from each of the Tenants. Each such Estoppel Certificate shall be substantially in the form attached hereto as Exhibit B. It shall be an Acquiror's Condition Precedent that the McBride Contributor shall obtain and deliver to Acquiror, at Closing, Estoppel Certificates for (i) 75% of the total aggregate gross rental income for all of the Properties (as shown on the Rent Roll delivered at Closing), (ii) any single-Tenant Property and (iii) those particular Tenants reflected in Schedule 9(b) ("Required Estoppel Tenants"). If the McBride Contributor satisfy the above requirement, but (despite their good faith and diligent efforts) are unable to obtain all of the remaining Estoppel Certificate(s) from any Tenants, then, at Closing, the McBride Contributor shall deliver to Acquiror an Estoppel Certificate with respect to such Tenant(s) in substantially the same form as Exhibit B; provided, however, that in the event that the McBride Contributor ultimately procure (within 60 days after Closing) an Estoppel Certificate from any Tenant with respect to which the McBride Contributor issue their own Estoppel Certificate and such Tenant's Estoppel Certificate complies with the requirements of this Paragraph 9(b), then the McBride Contributor shall be released from its own Estoppel Certificate with respect to that Tenant.

      10. CONDITIONS PRECEDENT TO CLOSING. The following shall be Acquiror's Conditions Precedent to Closing (all of which may be waived in whole or in part by Acquiror in its sole discretion):

            (a) Pending Actions. As of the Closing Date, except as set forth on
Schedule 6.1(h), there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that, after Closing, would materially and adversely affect the value or marketability of any Property or the Properties as a whole, or the ability of Acquiror to operate any or all of the Properties in the manner in which such Property is being operated on the date hereof.

            (b) Zoning. As of the Closing Date, no proceedings shall be pending or threatened in writing that could or would involve the change, redesignation, redefinition or other modification of the zoning classifications of any or all of the Properties, or any portion thereof.

            (c) Flood Insurance. As of the Closing Date, if any material improvement at a Property is located in a flood plain, flood plain insurance in form and substance reasonably acceptable to Acquiror shall be available for purchase by Acquiror at or prior to the Closing Date.

            (d) Utilities. On the Closing Date, no moratorium or legal proceeding shall be pending or threatened affecting the availability, at regular rates and connection fees, of sewer, water, electric, gas, telephone or other services or utilities servicing the Properties.

            (e) Pay-Off Letters. The McBride Contributor shall have provided to Acquiror a payoff letter (the "Pay-off Letter") issued by each mortgagee holding an Existing Mortgage, setting forth the amount of principal and interest outstanding on the Closing Date.

            (f) Bankruptcy. As of the Closing Date, no McBride Contributor, Partnership or Property is the subject of any bankruptcy proceeding for which approval of this transaction has not been given and issued by the applicable bankruptcy court.

            (g) Representations and Warranties True. The respective representations and warranties of the McBride Contributor severally contained herein are true and correct in all material respects as of the Closing Date.

            (h) Covenants Performed. All covenants of the McBride Contributor required to be performed prior to the Closing Date have been performed, in all material respects.

            (i) Material Adverse Effect. As of the Closing Date, there have been no events which have had or could be expected to have a Material Adverse Effect.

            (j) Title to the Properties. Title to the Properties is in the condition required under Paragraph 5.

            (k) New Jersey Environmental Clearance. Except with respect to the Partnership Property referred to as 2 Volvo Drive, on or prior to the Closing Date, the McBride Contributor shall have delivered to Acquiror written proof of compliance with the Industrial Site Recovery Act (N.J.S.A. 13:1K-6 to et seq.) ("ISRA") or written proof of exemption or exclusion therefrom for each Property at the McBride Contributor sole cost and expense and shall certify that such written proof is a true, complete and correct copy thereof. Such written proof shall be in the form of either (i)(A) a Letter of NonApplicability from the New Jersey Department of Environmental Protection ("NJDEP"), (B) obtaining an unconditional Negative Declaration and No Further Action Letter from the NJDEP or (C) a De Minimis Quantity Exemption; and (ii) true complete and correct copies of the supporting Applicability/Nonapplicability Affidavits. THE PARTNERSHIPS AND THE MCBRIDE CONTRIBUTOR HEREBY WAIVE THEIR RIGHT UNDER ISRA TO VOID THE TRANSACTION CONTEMPLATED HEREIN AND TO TERMINATE THIS AGREEMENT AS A RESULT OF NONCOMPLIANCE WITH ISRA.

            (l) Closing Deliveries. On the Closing Date, all Closing Deliveries shall have been made by the McBride Contributor pursuant to Subparagraph 11.1 and the McBride Contributor shall have delivered any Estoppel Certificates required to be executed by the McBride Contributor pursuant to Paragraph 9(b).

            (m)   Acquisition Portfolio.    The aggregate value of (ii) and
(iii) in Section 1((b) above shall be at least $3.7 million as of the Closing Date.

            (n)   Common Stock Recipient Lock-Up Letters.    The Common Stock
Recipient Lock-Up Letters shall have been executed and delivered.

            (o) Master Investment Agreement. All of the transactions contemplated in the Master Investment Agreement (other than those contemplated by this Agreement) shall have been consummated.

      11.   CLOSING DELIVERIES

            11.1 McBride Contributor. It shall be an Acquiror's Condition Precedent that at Closing (or such other times as may be specified below), the McBride Contributor shall deliver or cause to be delivered to Acquiror the following, each in form and substance reasonably acceptable to Acquiror and its counsel:

            (a) Deeds. Deeds, duly executed by or on behalf of the McBride Contributor, in recordable form conveying the Fee Properties to Acquiror free and clear of all liens, claims and encumbrances except for the Permitted Exceptions;

            (b) Bill of Sale. A warranty assignment and Bill of Sale, duly executed by the McBride Contributor or the applicable Partnership, assigning, conveying and warranting to Acquiror title to the Personal Property and Inventory, free and clear of all encumbrances, other than the Permitted Exceptions, and assignments of title to all vehicles, if any, included in the Personal Property, together with the original certificates of title thereto;

            (c) General Assignment. An assignment, duly executed by the McBride Contributor or the applicable Partnership, to Acquiror of all right, title, and interest of the McBride Contributor or such Partnership, as the case may be, and their agents in and to the Intangible Personal Property
(including, but not limited to, the Governmental Approvals);

            (d) Assignment of Contracts. An assignment, duly executed by the McBride Contributor, to Acquiror of the McBride Contributor's right, title and interest in and to those Contracts that will remain in effect after Closing (the "Assigned Contracts"), with (i) the agreement of the McBride Contributor to indemnify, protect, defend and hold Acquiror and the Company harmless from and against any and all claims, damages, losses, suits, proceedings, costs and expenses (including, but not limited to, reasonable attorneys' fees) resulting from a default by it under the Assigned Contracts and relating to the period of time prior to Closing and (ii) the corresponding agreement of Acquiror and the Company to indemnify, protect, defend and hold the McBride Contributor and the Partnerships harmless for claims arising in connection with the Assigned Contracts and relating to the period of time from and after the Closing. To the extent assignable, the McBride Contributor shall also assign all existing guarantees and warranties given to it in connection with the operation, construction, improvement, alteration or repair of any or all of the Properties;

            (e) Assignment of Partnership Interests. An assignment, duly executed by or on behalf of the McBride Contributor, to Acquiror of all right, title and interest in and to the Partnership Interests and the Acquisition Contracts. An assignment, duly executed by the holders of the Minority Partnership Interests, to the Company (or, pursuant to Section 5.16 of the Master Investment Agreement, a subsidiary thereof) of all of the right, title and interest in and to the Minority Partnership Interests. An amended partnership agreement or limited liability company agreement, as the case may be, reflecting the transfer of the Partnership Interests and the Minority Partnership Interests;

            (f) Assignment of Leases and Estoppel Certificates. An assignment of the McBride Contributor right, title and interest in and to the Leases (including all security deposits and/or other deposits thereunder, except to the extent an appropriate credit is given to Acquiror at Closing), with the reciprocal indemnity provisions described in Subparagraph 11.1(d), together with the Estoppel Certificates of the Tenants in conformity with Subparagraph 9(b);

            (g) Keys. Keys to all locks located at each Property to the extent in the McBride Contributor's or any Partnership's possession;

            (h) Affidavit of Title and ALTA Statement. As to each Property, an Affidavit of Title and an ALTA Statement (or comparable forms required by the Title Company in New Jersey and required by the Title Company as a condition to the issuance of the Title Policies), including any affidavit required to obtain a non-imputation endorsement, each executed by the McBride Contributor and in form and substance acceptable to the Title Company and to Acquiror;

            (i) Letters to Tenants. Letters executed by the McBride Contributor and, if applicable, its management agents, addressed to all Tenants, in form approved by Acquiror (the "Tenant Letters"), notifying all Tenants of the transfer of ownership and directing payment of all rents accruing after the Closing Date to be made to Acquiror or at its direction;

            (j) Title Policies and Surveys. The Title Policies (or "marked-up" title commitments) issued by the Title Company, dated as of the Closing Date in the amount of the Allocated Amounts for each Property, with such endorsements and otherwise in accordance with the requirements of Paragraph 5 (it being understood that the McBride Contributor will provide any certificates or undertakings required in order to induce the Title Company to insure over any "gap" period resulting from any delay in recording of documents or later-dating the title insurance file); and the Surveys for each Property in the form required in Paragraph 5(c) certified by the surveyor to the applicable Partnership and its assigns, the Company, any designated lender(s) of Acquiror and the Title Company;

            (k) Original Documents. To the extent not previously delivered to Acquiror, originals or copies of the Leases, Assigned Contracts and Governmental Approvals;

            (l) Plans and Specifications. To the extent not previously delivered to Acquiror, all plans and specifications in the McBride Contributor's possession and control or otherwise available to the McBride Contributor or any Partnership;

            (m) Tax Bills. To the extent not previously delivered to Acquiror, copies of the most currently available Tax Bills;

            (n) Entity Transferor Certificate. Entity transferor certification confirming that neither the McBride Contributor nor any Partnership is a "Foreign Person" within the meaning of Section 1445 of the Code;

            (o) Rent Roll. A Rent Roll, prepared as of the Closing Date, certified by theMcBride Contributor to be true, complete and correct through the Closing Date;

            (p) Bulk Sales Affidavit. The McBride Contributor's affidavit confirming that the sale of the Fee Properties to Acquiror hereunder is not subject to, and does not subject Acquiror to, liability for income tax, retail sales tax or bulk sales obligations under applicable law;

            (q) Pay-Off Letters. The McBride Contributor shall procure and deliver the Pay-Off Letters with respect to each and every Existing Mortgage;

            (r) Certificates of Occupancy. The McBride Contributor shall procure and deliver valid and subsisting certificates of occupancy or the equivalent thereof with respect to each Property issued by each municipality in which such Property is located;

            (s) ISRA Compliance. Documentation evidencing compliance with ISRA issued by the NJDEP's for each of the Properties;

            (t) Employment Agreement. David McBride shall have executed and delivered an employment agreement (the "Employment Agreement") with the Company substantially in the form attached hereto as Exhibit C; and

            (u) Other. Such other documents and instruments as may reasonably be required by Acquiror, its counsel or the Title Company and that may be necessary to consummate the transaction that is the subject of this Agreement and to otherwise effect the agreements of the parties hereto.

            11.2 Acquiror. It shall be a McBride Contributor Condition Precedent that at Closing (or such other times as may be specified below) (i) all conditions precedent to the consummation of the transactions contemplated by the Master Investment Agreement and the other Transaction Agreements (other than the condition that the transactions contemplated by this Agreement shall have been consummated) shall have been satisfied or, if permissible, waived; and (ii) Acquiror and the Company shall deliver or cause to be delivered to the McBride Contributor the following, each in form and substance reasonably acceptable to the McBride Contributor and its counsel:

            (a) Warrants. Warrants (exercisable for a period of seven years from the Closing Date) to purchase 125,000 LP Units at a price of $11.00 per LP Unit, substantially in the form of Exhibit D, to be issued to David McBride.

            (b) Assignment of Contracts. An Assignment of Contracts, duly executed by Acquiror;

            (c) Assignment of Leases. An Assignment of Leases, duly executed by Acquiror;

            (d) Contract Notices. Notices to parties to Contracts which are being assigned pursuant to the Assignment of Contracts, duly executed by Acquiror;

            (e) Employment Agreement. The Company shall have signed the employment Agreement; and

            (f) Other. Such other documents and instruments as may reasonably be required by the McBride Contributor or its counsel or the Title Company, and that are necessary to consummate the transaction which is the subject of this Agreement and to otherwise effect the agreements of the parties hereto.

After Closing, each of Acquiror and the McBride Contributor shall execute and deliver to the other such further documents and instruments as the other reasonably requests to effect this transaction and otherwise effect the agreements of the parties hereto.

      12. PRORATIONS AND ADJUSTMENTS. The following shall be prorated and adjusted between the McBride Contributor, on the one hand, and Acquiror and the Company, on the other hand, as of 12:00 a.m. on the Closing Date, except as otherwise specified:

            (a) The amount of all security and other Tenant deposits, and interest due thereon, if any, shall be credited to Acquiror;

            (b) Acquiror and the McBride Contributor shall divide the cost of any escrows hereunder equally between them;

            (c) To the extent such charges are not billed directly to Tenants, water, electricity, sewer, gas, telephone and other utility charges shall be prorated based, to the extent practicable, on final meter readings and final invoices, or, in the event final readings and invoices are not available, based on the most currently available billing information, and reprorated upon issuance of final utility bills;

            (d) Amounts paid or payable under any Assigned Contracts shall be prorated based, to the extent practicable, on final invoices or, in the event final invoices are not available, based on the most currently available billing information, and reprorated upon issuance of final invoices;

            (e) All real estate, personal property and ad valorem taxes applicable to the Properties and levied with respect to calendar year 1997 (or 1998, if the Closing occurs in 1998) shall be prorated on an accrual basis, as of the Closing Date, utilizing the actual final Tax Bills for those Properties for 1996 (or 1997 if available) adjusted for any announced changes in rates of taxation. Prior to or at Closing, the McBride Contributor shall pay or have paid all Tax Bills that are due and payable prior to or on the Closing Date and shall furnish evidence of such payment to Acquiror and the Title Company. Each party's respective obligations to reprorate real estate taxes shall survive the Closing and shall not merge into any instrument of conveyance delivered at Closing. The McBride Contributor shall also be obligated to reprorate real estate taxes with respect to the FLIP Properties after the Closing. The taxes to be prorated (i.e., county, school, city) for each Property and the billing and accrual schedule for each such tax are set forth in Schedule 12(e);

            (f) All assessments, general or special, shall be prorated as of the Closing Date on a "due date" basis such that the McBride Contributor shall be responsible for any installments of assessments which are first due or payable prior to the Closing Date and Acquiror shall be responsible for any installments of assessments which are first due or payable on or after the Closing Date;

            (g) Commissions of leasing and rental agents for any Lease entered into as of or prior to the Closing Date (which are set forth on Schedule 9(a)(x)) that are due and payable at or prior to the Closing Date, whether with respect to base lease term, future expansions, renewals, or otherwise, shall be paid in full at or prior to Closing by the McBride Contributor, without contribution or proration from Acquiror;

            (h) All Base Rents and other charges actually received, including, without limitation, all Additional Rent, shall be prorated at Closing. At the time(s) of final calculation and collection from Tenants of Additional Rent for 1997, there shall be a re-proration between Acquiror and the McBride Contributor as to Additional Rent adjustments, which re-proration shall be paid upon Acquiror's presentation of its final accounting to the McBride Contributor, certified as to accuracy by Acquiror. The party's respective obligations to reprorate Additional Rent shall survive the Closing and shall not merge into any instrument of conveyance delivered at Closing. The McBride Contributor shall also be obligated to re-prorate Additional Rents (as defined in the Merger Agreement) with respect to the FLIP Properties after the Closing. At the Closing, no "Delinquent Rents" (rents or other charges which are due and owing as of the Closing) shall be prorated in favor of the McBride Contributor. Notwithstanding the foregoing, Acquiror shall use reasonable efforts after the Closing Date to collect any Delinquent Rents due to the McBride Contributor from Tenants. Further, after the Closing Date, the McBride Contributor shall continue to have the right, enforceable at its sole expense, to pursue legal action against any Tenant (and any guarantors) who have defaulted, prior to the Closing Date, under a Lease; provided, however, that the McBride Contributor give Acquiror advance written notice of its intent to pursue such action and further provided that the McBride Contributor shall have no right to terminate any Lease (or any right to dispossess any Tenant thereunder). All rents and other charges received from any Tenant after the Closing by and for the benefit of Acquiror shall be applied, first, against current and past due rental obligations owed to, or for the benefit of, Acquiror with respect to those rental obligations accruing subsequent to the Closing Date (including, but not limited to, obligations to replenish any security deposit withdrawal by the McBride Contributor or Acquiror), or any obligations accruing prior to the Closing Date that the McBride Contributor or any Partnership does not pay or for which Acquiror does not receive a credit at Closing, and second, any excess shall be delivered to the McBride Contributor, but only to the extent of Delinquent Rents owed to, and for the benefit of, the McBride Contributor for the period prior to the Closing Date (in no event, however, shall any sums be paid to the McBride Contributor to the extent they have been previously reimbursed for such default out of any security deposit);

            (i) Such other items that are customarily prorated in transactions of this nature shall be ratably prorated.

For purposes of calculating Prorations, Acquiror shall be deemed to be in title to the Properties, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire Closing Date. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date.

      13. DESTRUCTION, LOSS OR DIMINUTION OF PROPERTIES. If prior to Closing, all or any portion of any Property is damaged by fire or other natural casualty (collectively "Damage"), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (a "Taking"), then the following procedures shall apply:

            (a) As used herein, a "Material Event" shall mean any of the following:

                  (i) Damage to all or any portion of a Property, and the cost of repair or replacement of such Damage exceeds 50% of the Allocated Amount and the related Assumed Indebtedness, Prorations and Adjustments of such Property; or

                  (ii) Taking of all or any portion of a Property, and the value of such Taking exceeds 50% of the Allocated Amount and the related Assumed Indebtedness, Prorations and Adjustments of such Property; or

                  (iii) any Taking or Damage that results in the cancellation or termination of any Lease of a Required Estoppel Tenant, or that provides to a Required Estoppel Tenant the right to cancel or terminate its Lease upon the giving of subsequent notice (unless such termination right is waived, in writing, by such Tenant), or that otherwise results in the permanent loss of a Required Estoppel Tenant.

            (b) In the event of Damage or a Taking that does not constitute a Material Event, Acquiror shall close and take the Properties as diminished by such Damage or Taking, subject to (i) a



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




reduction in the Contribution Consideration in an amount equal to the difference, if any, between (x) the cost of repair or replacement of such Damage (or the value of such Taking) and (y) the casualty insurance proceeds (or condemnation awards) actually collected by the McBride Contributor prior to Closing (and paid to Acquiror at Closing) by reason of such Damage or Taking.

            (c) If the Damage or Taking is a Material Event, then Acquiror, at its sole option, shall elect, within 15 days after its acquisition of actual knowledge that such Damage or Taking is a Material Event, to either: (i) delete and eliminate from this Agreement any Property that has sustained Damage or is taken or made subject to a Taking by giving written notice to the McBride Contributor, in which event (x) this Agreement shall be deemed to have been automatically and ipso facto amended so as to eliminate the deleted Properties herefrom, and (y) Acquiror and the McBride Contributor shall proceed to close on the remaining Properties (i.e., the non-deleted Properties) subject to a reduction in the Contribution Consideration equal to the aggregate amount of (x) the Allocated Amounts minus (y) the Assumed Indebtedness of the Property(s) so deleted, in each case as adjusted by eliminating any and all appropriate Prorations and Adjustments; or (ii) proceed to close on all of the Properties, subject to a reduction in the Contribution Consideration in an amount equal to the aggregate of all deductible(s) imposed under any casualty insurance policies applicable to the Property(s) that is the subject of Damage, and an assignment of the McBride Contributor's or the Partnership's interest in any unpaid insurance proceeds or condemnation awards (as provided in Subparagraph 13(d)).

            (d) In the event that Acquiror elects to close on any Property that is subject to any Damage or Taking, each party shall fully cooperate with the other party in the adjustment and settlement of the insurance claim (or governmental acquisition proceeding) and if, as of Closing, all or any portion of the insurance proceeds assignable, or condemnation awards payable, to Acquiror shall not have been collected from the insurer or Governmental Authority, then the McBride Contributor shall irrevocably and unconditionally assign to Acquiror its entire right, title and interest in and to the outstanding proceeds or award (except that in the event Subparagraph 13(b) applies, Acquiror shall not have any rights pursuant to this Subparagraph 13(d)). The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing shall likewise be transferred, assigned and paid over to Acquiror.

            (e) In the event of a dispute between the McBride Contributor and Acquiror with respect to the cost of repair, restoration or replacement as to any Damage or the value of a Taking, an engineer designated by the McBride Contributor and an engineer designated by Acquiror shall select an independent third engineer licensed to practice in the jurisdiction where the Property is located who shall resolve such dispute. The determination of such third engineer shall be final and binding on the parties and judgment may be rendered thereon in any appropriate court of record. All fees, costs and expenses of such third engineer so selected shall be shared equally by Acquiror and the McBride Contributor.

      14. SUCCESSORS AND ASSIGNS. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, except as provided in Subparagraph 7(g), no direct or indirect conveyance, assignment or transfer of any interest whatsoever of, in or to any or all of the Properties, Partnership Interests or Acquisition Contracts, or of this Agreement shall be made by the McBride Contributor or Acquiror during the term of this Agreement.

      15. NOTICES. All notices, requests and other communications hereunder must be given in the manner provided in the Master Investment Agreement.

      16. BENEFIT. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Paragraph 14 above and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

      17.   TENANTS IN DEFAULT

            (a) Applicability of Provision. If, subsequent to the Approval Date, and prior to the Closing, any Property shall be leased to (or subject to Leases with) one or more "Tenants in Default" (as hereinafter defined), and the total monthly rent payable with respect to such Property by its Tenants in Default shall, in the aggregate, represent 20% or more of the total rentals then being realized from that Property (whether one or more, the "Defaulted Building"), then, at the Closing, the provisions of this Paragraph 17 shall be applicable. Upon the McBride Contributor's discovery of the existence of a Tenant in Default in any Property, the McBride Contributor shall promptly notify Acquiror, in writing, of the specific facts and circumstances giving rise to such conditions (such written notice being a "TID Notice"). For purposes hereof, a "Tenant in Default" shall be any Tenant who (i) commits a material default under its Lease, monetary or otherwise, which default has (without regard to applicable notice and cure provisions of its Lease) continued more than 45 days; or (ii) vacates or abandons its respective leased premises without timely paying rent therefor (i.e., within 45 days of due date); or (iii) files, or has filed against it, any petition for bankruptcy or reorganization or other debtor or creditor relief procedure under any state or federal law; or (iv) who repudiates in writing its obligations under its Lease; or (v) who admits or asserts, in writing, its inability or unwillingness either to pay its debts as they become due or otherwise to comply with the terms of its respective Lease.

            (b) Acquiror's Rights. For and during a period of 20 days after its receipt of a TID Notice (the "TID Study Period"), Acquiror shall have the right to reexamine all of the Books and Records relating to the Tenant In Default and its respective Lease; to inspect the Defaulted Building and leased premises of the Tenant(s) In Default; to interview representatives of, and otherwise freely deal with, the Tenant(s) In Default in order to ascertain the cause and likely effects and ramifications of the particular default(s) in question; and to otherwise evaluate the impact of that particular default on Acquiror's acquisition of the Defaulted Building as a component of the Properties. Within ten days after the conclusion of the applicable TID Study Period, upon its reasonable determination that the situation has a material adverse effect on the value of the building, Acquiror shall have the unilateral right to delete and eliminate those Properties that include Defaulted Buildings from this Agreement (the "Deleted Buildings") by giving written notice to the McBride Contributor ("Deletion Notice"). Upon any such identification by Purchaser of Deleted Buildings and delivery of the Deletion Notice to the McBride Contributor, this Agreement shall, without further action of the parties, be deemed to have been amended, ipso facto, so as to eliminate herefrom all such Deleted Buildings, subject to a reduction in the Contribution Consideration equal to the aggregate of (x) the Allocated Amounts minus (y) the Assumed Indebtedness of the Properties so deleted, in each case adjusted by eliminating any and all appropriate Prorations and Adjustments. Upon such amendment, all references to the Properties shall automatically exclude the Properties so deleted and no Closing or pre-Closing obligations of the McBride Contributor (or Acquiror's Conditions Precedent) shall apply to the Properties so deleted.

      18.   TERMINATION

            (a) Termination. This Agreement shall be terminated in the event the Master Investment Agreement is terminated pursuant to its terms.

            (b) Effect of Termination. If this Agreement is validly terminated pursuant to Subparagraph 18(a), this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the McBride Contributor, the Partnerships, the Company or the Acquiror, except as provided in the Master Investment Agreement.

      19.   MISCELLANEOUS

            (a) Entire Agreement. This Agreement and the other documents contemplated hereby constitute the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

            (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except that title and real estate matters shall be governed by the law of the State in which the affected Property is located.

            (c) Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

            (d) Expenses. Except as otherwise expressly provided in this Agreement or the Master Investment Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay their own costs and expenses, incurred in connection with the negotiation, execution and closing of this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby.

            (e) Counterparts. This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement

            (f) Jurisdiction. THE PARTIES AGREE THAT ALL DISPUTES BETWEEN ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN LAW OR EQUITY OR OTHERWISE, SHALL BE RESOLVED BY THE FEDERAL OR STATE COURTS LOCATED IN NEW YORK, NEW YORK. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE OTHER IN ANY OTHER JURISDICTION.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto as of the date first above written.

                              Acquiror:

                              AMERICAN REAL ESTATE INVESTMENT, L.P.

                              By:   American Real Estate Investment
                                      Corporation, General Partner

                              By: /s/ EVAN ZUCKER
                                 -------------------------------------
                              Name:  Evan Zucker
                              Title:    President


                              AMERICAN REAL ESTATE INVESTMENT CORPORATION

                              By:/s/ EVAN ZUCKER
                                 -------------------------------------
                              Name: Evan Zucker
                              Title:   President


                              McBride Contributor and Partnerships:

                              MCBRIDE HUDSON BAY, L.P.

                              By:   Urban Farms Shopping Center, Inc.,
                                        General Partner

                              By: /s/ DAVID F. McBRIDE
                                 -------------------------------------
                              Name:  David F. McBride
                              Title:    Chief Executive Officer


                              RAMAPO RIDGE-MCBRIDE OFFICE PARK

                              By: /s/ DAVID F. McBRIDE
                                 -------------------------------------
                              Name:  David F. McBride
                              Title:    Attorney-in-Fact for General Partner

                       OAKLAND INDUSTRIAL PARK, INC.

                       By: /s/ DAVID F. McBRIDE
                           -------------------------------------
                       Name: David F. McBride
                       Title:    Chief Executive Officer


                       URBAN FARMS SHOPPING CENTER, INC.

                       By: /s/ DAVID F. McBRIDE
                           -------------------------------------
                       Name:  David F. McBride
                       Title:    Chief Executive Officer


                       MCBRIDE PROPERTIES

                       By: /s/ DAVID F. McBRIDE
                           -------------------------------------
                       Name: David F. McBride
                       Title:    General Partner


                       NEW JERSEY ASSOCIATES

                       By: /s/ DAVID F. McBRIDE
                           -------------------------------------
                       Name: David F. McBride
                       Title:    General Partner

                                   EXHIBIT A

                             SURVEY CERTIFICATION

                                DATE:__________

To:   [Contributor] [Acquiror] [Title Company] [Lender]


I, ______________________, a Registered Land Surveyor in the
State of _______________, do hereby certify to the aforesaid parties, their successors and assigns, as of the date set forth above that I have made a careful survey of a tract of land known by the street address and more fully described in the legal description set forth on the Survey.

I further certify that:

1. The Survey was actually made upon the ground, that the Survey is made at least in accordance with the minimum standards established by the State of New Jersey for surveyors and with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1992 and meets the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of this certification) of any Urban Survey, with accuracy and precision requirements modified to meet current minimum angular and linear tolerance requirements of the state in which the subject property is located, and contains Items 1, 2, 3, 4, 6, 7(a), 7(b)(1), 8, 9, 10, 11, 13 of Table A
thereto.

2. The Survey correctly shows the location of all buildings, structures and other improvements situated on or at the parcel of land described above (the parcel, along with such buildings and improvements, the "Property").

3. Except as shown, all utilities serving the Property enter through adjoining public streets and/or easements of record; that, except as shown, there are no visible easements or rights of way across the Property; that the Property is the same as the property described in [Title Company] Commitment No. ________ with an effective date of _______________ and that all easements, covenants and restrictions referenced in said title commitment, or easements which the undersigned has been advised or has knowledge, have been plotted on the Survey or otherwise noted as to their effect on the Property;

4. Except as shown on the Survey, there are no encroachments across zoning restriction lines or onto adjoining premises, streets or alleys by any buildings, structures or other improvements, and no encroachments onto the Property by buildings, structures or other improvements situated on adjoining premises;

5. The Property is located within an area having a Zone Designation ____________ by the Secretary of Housing and Urban Development, on Flood Insurance Rate Map No. ________, with a date of identification of __________, for Community Number __________, in _______________ County, State of __________, which is the current
Flood Insurance Rate Map for the community in which said Property is situated;

6. The Property has direct physical access to _______________, a public street or highway.

7. The number of striped parking spaces located at the Property is ___ (which number includes __ handicapped parking spaces), and such parking spaces are graphically located on the Survey.




                        ______________________________________
                        Reg. Land Surveyor No.________________

                                   EXHIBIT B

                          TENANT ESTOPPEL CERTIFICATE


Tenant:         ___________________________________________________ ("Tenant")

Landlord:       ___________________________________________________ ("Landlord")

Acquiror:

Lease:            Lease between________________and________________dated
                  ________________ 19__, as amended by amendments dated (collectively, the "Lease")

Demised Premises:______________________________________________________
                    (the "Demised Premises")

Property:_______________________________________________(the "Property")


            The undersigned has been informed that Acquiror intends to acquire the Property of which the Demised Premises is a part and that Acquiror desires assurance that the Lease is in good standing.

            The undersigned hereby certifies as follows:

            1. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as indicated above and the Lease represents the entire agreement between the parties as to this leasing and/or Tenant's rights in and to the Demised Premises.

            2. Except as set forth in the Lease, there are no other representations, warranties, commitments, agreements or understandings between Landlord (and its predecessors, if applicable) and Tenant with respect to the Lease or any obligations of any party thereunder.

            3. Except as set forth in the Lease, there are no options to purchase, rights of refusal or rights of first offer in favor of Tenant with respect to the purchase of the Property or any interest therein.

            4. The term of the Lease commenced on_____________________and expires on________________. A security deposit of $______________ has been paid to Landlord.

            5. Basic Rent under the Lease is currently payable at the rate of $___________ per month and has been paid through [July 30], 1997. No Basic Rent has been paid more than thirty (30) days in advance. Tenant has not asserted, and has no actual knowledge of, any defenses or claims that might be set-off or credited against any amount due Landlord under the Lease or the enforcement of the Lease.

            6. As Additional Rent, Tenant currently pays all real estate taxes and assessments, interior and exterior building maintenance, utility costs, insurance and other charges relating to the operation and maintenance of the Demised Premises, except as follows (insert description of any operating costs payable by Landlord; if none, write "None"):_________________________________
__________________________________________________________. No Additional Rent
has been paid more than thirty (30) days in advance. All Additional Rent that is currently due from Tenant pursuant to the Lease has been paid.

            [7. Tenant has not executed any sublease with respect to the Demised Premises and Tenant has not assigned or encumbered its interest in the Lease. No person or entity other than Tenant is in possession of the Demised Premises. Tenant is presently conducting business at the Demised
Premises.]

            8. Landlord has satisfied all conditions under the Lease in the nature of inducements to Tenant's occupancy, including without limitation all co-tenancy requirements thereunder; and all improvements required by the provisions of the Lease to be made by Landlord have been satisfactorily completed.

            9. Landlord has paid in full all amounts required by the Lease to be paid by Landlord to Tenant on account of Tenant's improvements or as otherwise required by the Lease.

            10. Tenant is not in default in any of its obligations under the Lease and, to the best of Tenant's knowledge, Landlord is not in default in any of its obligations under the Lease. Neither Tenant nor, to the best of Tenant's knowledge, Landlord has committed any breach under the Lease which, alone or with the passage of time, the giving of notice, or both, would constitute a default thereunder. Tenant has not received from or given to Landlord any written notice of default under the Lease.

            11. Except for those services required (under the express terms of the Lease) to be provided by Landlord to Tenant, Landlord provides no other services to Tenant in connection with its lease of the Demised Premises.

            12. There are no actions, whether voluntary or involuntary, pending against Tenant under the bankruptcy laws of the United States or any state thereof.

            13. [Tenant agrees that, upon Acquiror's acquisition of the Property, Tenant will attorn to and recognize Acquiror as the Landlord under the Lease, with the same force and effect as if there were a direct lease between Tenant and Acquiror. Tenant further agrees that Acquiror shall not be liable for any defaults or other acts or omissions of Acquiror's predecessors in interest in the Property (including, but not limited to, Landlord).]

            14. Tenant acknowledges that Acquiror has relied on the information contained in this Tenant Estoppel Certificate in determining whether to acquire the land and improvements in or on which the Demised Premises is located. The statements contained herein may be relied upon by Landlord, Acquiror, Acquiror's title insurers, and Acquiror's lender, if any, in connection with Acquiror's acquisition of the Property.

            Executed this ___ day of ______________, 1997.

                        TENANT:





                        By:


                        Printed:


                        Title:


[If this certificate is delivered by the McBride Contributors in lieu of a tenant certificate, then the following shall apply:
      (i)   all bracketed items shall be deleted;
      (ii) Paragraph 10 above shall be replaced with the following paragraph:
There is no continuing default by Landlord in the performance or observance of any covenant, agreement or condition contained in the Lease to be performed or observed by Landlord, and there has not occurred any event which, with the giving of notice or passage of time or both, would become a default under the Lease. Landlord has not delivered to Tenant any notice of default by Tenant in the performance or observance of any covenant, agreement or condition contained in the Lease to be performed or observed by Tenant which has not been cured by Tenant; and
      (iii) The following phrase shall be inserted at the beginning of Paragraph 12: "To the best of Landlord's knowledge,".]

                                    Exhibit C

                              EMPLOYMENT AGREEMENT

                                    Exhibit D

                                     WARRANT